    As filed with the Securities and Exchange Commission on __________, 1999

                                                 SEC Registration No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             TRAVELNSTORE.COM, INC.
                 (Name of Small Business Issuer in its Charter)

           California                             7399                         77-0507163
(State or Other Jurisdiction of       (Primary Standard Industrial           (IRS Employer
         Incorporation)            Classification Identification Code    Identification Number)


                           1320 Flynn Road, Suite 402
                           Camarillo, California 93012
                                 (805) 388-9004
                   (Address and Telephone Number of Principal
               Executive Offices and Principal Place of Business)

                      Jim B. Tyner, Chief Executive Officer
                           1320 Flynn Road, Suite 402
                           Camarillo, California 93012
                                 (805) 388-9004
            (Name, Address and Telephone Number of Agent for Service)


                                   Copies to:
                              Bruce W. McRoy, Esq.
                        Reicker, Clough, Pfau & Pyle, LLP
                           1421 State Street, Suite B
                         Santa Barbara, California 93101
                              (805) 966-2440 - TEL
                              (805) 966-3320 - FAX

                Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ] ____

                         CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS                      PROPOSED MAXIMUM   PROPOSED MAXIMUM
OF SECURITIES TO BE     AMOUNT TO BE      OFFERING PRICE       AGGREGATE           AMOUNT OF
     REGISTERED          REGISTERED          PER SHARE          OFFERING       REGISTRATION FEE
-------------------    --------------    ----------------   ----------------   ----------------
Common Stock,
  No Par Value         500,000 Shares    $10.00 per share      $5,000,000           $1,390*
-----------------------------------------------------------------------------------------------

 * Estimated solely for the purpose of calculating the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities & Exchange Commission, acting pursuant to said Section 8(a), may determine.

             PROSPECTUS SUBJECT TO COMPLETION; DATED ______________

PROSPECTUS


                       INITIAL PUBLIC OFFERING PROSPECTUS

                         500,000 shares of common stock
                                $10.00 per share


TravelnStore.com, Inc.
1320 Flynn Road, Suite 402
Camarillo, California 93012
(805) 388-9004


We operate a Web site on the Internet through which users of travel services access travel service providers and retail travel agencies.


                                  The Offering

                                             Offering Proceeds
                          Per Share      Minimum           Maximum
                          ---------     ----------       ----------
Public offering price      $10.00       $1,200,000       $5,000,000
Underwriting discounts
  and commissions          $ 0.00       $     0.00       $     0.00
Proceeds to us             $10.00       $1,200,000       $5,000,000


     This is our initial public offering. TravelnStore.com, Inc. will offer and sell the shares covered by this offering directly to the investors. We have not retained any underwriter or broker/dealer to assist in the offer and sale of the shares.

     There is no public market for the shares covered by this offering. After the offering, the shares initially will not be listed on any exchange or through Nasdaq or any other quotation source. (See, "UNDERWRITING - Secondary market".)

     The price at which the shares of Common Stock may be resold after the offering may not reflect the market price of our shares after the offering.


                               -------------------

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 10.

                               -------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We cannot sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where such an offer or sale is not permitted.

                             TRAVELNSTORE.COM, INC.

                                      LOGO

         REPLICATION OF SELECTED SCREENS FROM TRAVELNSTORE.COM WEBSITE

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY .......................................................  6

RISK FACTORS ............................................................. 10

DIVIDENDS ................................................................ 21

USE OF PROCEEDS .......................................................... 21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
      AND RESULTS OF OPERATIONS .......................................... 23

BUSINESS ................................................................. 27

MANAGEMENT ............................................................... 44

PRINCIPAL STOCKHOLDERS ................................................... 48

CERTAIN TRANSACTIONS ..................................................... 50

DESCRIPTION OF CAPITAL STOCK ............................................. 52

UNDERWRITING ............................................................. 53

LEGAL MATTERS ............................................................ 56

EXPERTS .................................................................. 56

ADDITIONAL INFORMATION ................................................... 57

INDEX TO FINANCIAL STATEMENTS ............................................ F-1

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in the Common Stock. You should read the entire Prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

OUR BUSINESS

     We created, maintain and promote the TravelnStore.com Web site which acts as a navigational site to the Web sites created by a wide array of travel service providers, such as cruise lines, tour companies, car rental firms, destination resorts and hotel groups. Visitors to the TravelnStore.com Web site can print out Certificates of Value for various travel services to which our site provides links. These Certificates may be redeemed for discounts, upgrades or other premiums designed to encourage the visitor to book a particular travel service. Certificates may be redeemed at any of the 29,000 retail travel agencies in the United States. We receive a commission or override from the travel service provider for each Certificate that is redeemed. We also recruit individual travel agencies to co-host our Web site within their market areas. Agencies subscribe for ZIP codes within their market. When a visitor to our Web site logs in from a subscribed ZIP code, that agency is graphically presented as the local TravelnStore.com co-host agency. While Certificates may be redeemed at any agency, a local co-host agency is presented as a preferred redemption location. Using these methodologies, we are able to link the graphic presentation of travel services on the Internet with the existing, retail distribution infrastructure represented by the 29,000 retail travel agencies in the United States.

OUR DIFFERENCE

     Unlike other Internet travel companies, we do not directly sell travel services over the Internet. The first part of the selling is done by the Web sites of the travel service providers. The second part, which includes answering specific questions and the paperwork, is done by the agents in the local, retail travel agencies. For our business, this is very important. First, we do not have to employ people to create content for our Web site because the content is provided by the Web sites of the travel service providers. Second, we do not have to employ people to answer phones, sell travel and create travel documentation. We have employees who recruit and retain the co-host agencies, work with the travel service providers to negotiate the Certificates of Value and perform accounting functions to keep track of the Certificates and commissions. We think that it is a good idea to use the power of the Internet to graphically present a lot of information about travel so that people can decide where they want to go and what they want to do. We know that once a person has used the Internet to research their trip they like to use a travel agent to complete their purchase. Our goal is to tie the two together in creative and productive ways.

OUR STRATEGY

     We intend to use the majority of the money that we raise from this Offering to implement our marketing strategies which are designed to:

     o Generate consumer traffic to the TravelnStore.com Web site by implementing a comprehensive advertising and promotional program using both online and offline media;

     o Establish and expand relationships with travel service providers to increase the depth and scope of the TravelnStore.com Web site; and

     o Expand our existing network of our 300+ TravelnStore.com co-host agencies towards an ultimate goal of 2000+ co-host agencies.

     We also plan to invest in expanding our operational capacities in the following areas.

     o TECHNOLOGY. Involvement in e-commerce requires a continuing commitment to keep abreast of technological developments and opportunities in the rapidly evolving Internet arena. To do this, we will need to invest in new software, Web site design and equipment.

     o MANAGEMENT. We must recruit, develop and retain management team members who are experienced, committed and aggressive to drive the growth of TravelnStore.com.

     o OPERATIONS. We must recruit, develop and retain trained staff members to operate efficiently within their individual capabilities and must provide a productive work environment to maximize our operational productivity.

     We also want to grow the business by establishing strategic relationships with both Internet and travel related firms. These relationships may include:

     o Joint ventures designed to take advantage of the blending of our strengths with the strengths of the joint venture partner;

     o Long-term marketing relationships to enhance our presence on the Internet or within the travel industry; and

     o Acquisitions of companies whose market position or expertise will better enhance our growth and/or operations.

     TravelnStore.com was initially organized as a limited liability company on August 18, 1998. Effective as of April 15, 1999, the limited liability company was merged into the TravelnStore.com, Inc., a California corporation, incorporated March 4, 1999. (See "Certain Transactions".) TravelnStore.com's principal executive offices are located at 1320 Flynn Road, Suite 402, Camarillo, California 93012 and its telephone number is (805) 388-9004.

OUR OFFERING

     We are offering shares of our Common Stock directly to you without using an underwriter. Normally a company at our stage is being funded by venture capital. Venture capitalists take higher risks in search of higher rewards. We are asking you to assume that higher degree of risk by investing in our company at this stage. However, you should read carefully the rest of this Prospectus so you can determine if you are willing to take the risk of losing part or all of your investment. If there are items that are unclear please contact our Investor Relations Department at the above address. We want you to understand our company, our challenges and our opportunity. (See, "UNDERWRITING".)

Type of Securities                                Common Stock

Minimum Shares to be Offered                      120,000
Maximum Shares to be Offered                      500,000
Maximum Shares Outstanding after this Offering    5,200,000*

Minimum Subscription                              The investor must purchase at least 200 shares
                                                  of Common Stock for a minimum investment of $2,000.

Suitability Standards                             Each individual investor must have a net worth of
                                                  at least $250,000 or a net worth of at least
                                                  $150,000 and gross income for each of the last two
                                                  years of at least $50,000, and anticipates having
                                                  at least that level of gross income for the
                                                  current tax year. For investors who are not an
                                                  individual, either the entity must have total
                                                  assets of at least $250,000 or the amount of the
                                                  investment must not exceed 5% of the entity's
                                                  total assets.


Interim Closing                                   TravelnStore.com will not close on any
                                                  subscriptions until it has received subscriptions
                                                  for 120,000 shares. If it does not receive such
                                                  subscriptions by ________, 1999, TravelnStore.com
                                                  will refund all monies, without interest, and
                                                  terminate this offering. After accepting
                                                  subscriptions for a minimum of 120,000 shares,
                                                  TravelnStore.com may accept subscriptions for
                                                  additional shares as they are received.

Use of Proceeds                                   Enhancement and marketing of the TravelnStore.com
                                                  Web site; recruitment of co-host travel agencies,
                                                  expansion of facilities, additional staff and
                                                  management, acquisition of computer-related
                                                  equipment, establishment of strategic
                                                  relationships, payment of trade payables, retirement
                                                  of debt, general and administrative purposes, and
                                                  working capital.


No Trading Market                                 TravelnStore.com does not intend to immediately
                                                  list the shares for trading on any exchange, the
                                                  Nasdaq quotation system or the electronic bulletin
                                                  board. It will seek a listing no earlier than 4 months
                                                  after the close of this offering.


*Based upon shares outstanding as of April 30, 1999. Excludes: (i) 500,000 shares of Common Stock reserved for issuance under TravelnStore.com's 1999 Equity Incentive Plan; (ii) up to 240,000 shares of Common Stock issuable upon conversion of Convertible Notes previously issued by TravelnStore.com; and (iii) up to 100,000 shares issuable upon exercise of outstanding Stock Option. (See "MANAGEMENT -- Stock Option Plans" and "DESCRIPTION OF SECURITIES.")

SUMMARY FINANCIAL DATA

     The selected historical financial data presented below are derived from the financial statements of TravelnStore, LLC, at the end of this Prospectus. The financial statements for the period August 18, 1998 (date of inception) to December 31, 1998 have been audited by Farber & Hass LLP, independent accountants. The selected financial data set forth below and the financial statements at the end of this prospectus are for TravelnStore.com, LLC, a California limited liability company. Effective as of April 15, 1999, the limited liability company was merged into TravelnStore.com, Inc., a California corporation and the Registrant. The corporation had no operations prior to its acquisition of the limited liability company.


                                          AT DECEMBER 31, 1998
                                          --------------------
Balance Data Sheet

Cash, cash equivalents and short-term
  investments                                 $  19,045
Total Assets                                  $  81,970
Current Liabilities                           $ 296,847
Working Capital                               $(214,877)
Long-Term Debt                                $ 225,000
Stockholders' Equity                          $(307,914)


                                           FOR THE YEAR ENDED
                                            DECEMBER 31, 1998
                                           ------------------
Statement of Operations Data

Revenues                                       $  23,128
Operating Expenses                             $ 326,356
Other Income (Expense)                         $  (4,086)
Net Income (Loss)                              $(308,114)
Net Income (Loss)
        Per Common Share*                      $   (0.07)

----------
* Based on 4,700,000 shares of Common Stock issued and outstanding as of April 30, 1999.

                                  RISK FACTORS

Investing in Common Stock is risky. You should carefully consider the following risk factors and all other information contained in this Prospectus before purchasing our Common Stock. Additional risks and uncertainties that are not yet identified or that we currently think are immaterial may also materially adversely affect our business and financial condition in the future. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.


                       RISKS ASSOCIATED WITH OUR COMPANY

     1. WE ARE A NEW COMPANY. We were only recently organized, in July 1998, and have a limited operating history. We are subject to all the risks inherent in the establishment and expansion of a new business enterprise. These include problems of entering new markets, marketing of an innovative service, hiring and training personnel, acquiring reliable computer systems and software, and implementing operational controls.

     In general, startup businesses are subject to risks and or levels of risk that are often greater than those encountered by companies with established operations and relationships. Startups often require significant capital from sources other than operations. The management and employees of startup business shoulder the burdens of the business operations and a workload associated with company growth and capitalization that is disproportionately greater than that for an established business. Any or all of the foregoing can have a material, adverse effect on our business, financial condition and our operating results.

     2. WE ARE A DEVELOPMENTAL STAGE COMPANY. We must be considered a developmental stage company because we have been in operation for less than twelve months. Our business plan is unproven and we must be able to adapt as we grow. Companies at this point in their developmental process seldom seek to register and offer stock in a public offering. Consequently, you are being asked to invest at an earlier stage in our development than is typically the case in an initial public offering. This Offering carries a higher degree of risk than a typical initial public offering of stock.

     3. WE EXPECT OPERATING LOSSES TO CONTINUE. We do not expect to operate profitably in the near future. There is no assurance that revenue generated by our sales will be sufficient to fund operations. We expect to incur losses for the foreseeable future due to the significant costs associated with the development and marketing of our services. We expect our operating losses to continue until such time as our sales generate sufficient revenues to generate a profit.

     4. DOUBTS ABOUT OUR FUTURE PROFITABILITY. Our ability to attain profitability will depend, in part, upon our ability to successfully develop and market our services. We may not be able to successfully transition from our current stage of development to stabilized operational revenues sufficient to cover our expenses. While attempting to make this transition, we will be subject to all the risks inherent in a growing business, including the needs to adequately service and expand our customer base and to maintain and enhance our current services. Our future profitability will be affected by all the risk factors listed here.

     5.   THE COMPANY'S CONTINUING AS A GOING CONCERN DEPENDS UPON FINANCING
Our plans are dependent upon our closing of this Offering for no less than $1,200,000. We believe that this will be sufficient to meet our capital requirements for a minimum of twelve months. If we do not raise our minimum goal of $1,200,000 in this Offering and we are unable to arrange alternative financing, there will most likely be substantial doubt as to our ability to continue as a going concern. Consequently our independent auditors have qualified their report on our financial condition to state that if we do not raise sufficient capital there is substantial doubt as to our ability to continue as a going concern. See "Management Discussion and Analysis of Financial Condition and Results of Operation."

     6. WE MUST HAVE RELIABLE PERSONNEL. We anticipate that we must rapidly expand our operations to establish an adequate customer base, and reliable market for our services. We have added a number of key managerial and technical employees, and we expect to add additional key personnel in the future. This expansion has placed, and is expected to continue to place, a significant strain on our management and our operational and financial resources. In addition to addressing usual operations, management must expand, train and manage our growing employee base.

           a. STAFF. Our future success depends upon our ability to identify, attract, hire, train, retain and motivate skilled technical, marketing, accounting and customer service employees. Competition for such personnel is intense and there can be no assurance that we will be able to successfully attract, assimilate and/or retain qualified staff personnel. If we fail to acquire a productive staff, it will adversely affect our business, operating results and financial condition.

           b. KEY PERSONNEL. We are dependent on the efforts and relationships of Jim Tyner, John Toal and other executive officers currently engaged or to be engaged at some future date. If any of these individuals become unable to continue in their role, our business or prospects could be adversely affected. We have not entered into written employment agreements with any of these key personnel. There can be no assurance that any of these individual(s) will continue in their present capacity for any particular period of time. We do not maintain key man life insurance covering any of our executive officers or other members of senior management. If we are unable to obtain and maintain an effective team of key employees to operate and manage our growth, our business, operating results and financial condition could be materially and adversely affected.

           c. CHIEF FINANCIAL OFFICER. Richard Bush is our Chief Financial Officer. Mr. Bush currently serves as the Vice President of Finance of Fairfield Manufacturing, Inc. which is located in West Lafayette, Indiana. Mr. Bush has agreed to serve as our Chief Financial Officer until such time as we are able to identify and retain a full-time Chief Financial Officer. We propose to begin actively looking for a full-time C.F.O. promptly after the completion of this Offering.

     6. WE MAY NEED MORE CAPITAL. We require working capital to fund our operations and will use a portion of the net proceeds from this Offering for that purpose. We currently anticipate that the net proceeds of the Offering will be sufficient to meet our capital requirements for a minimum of 12 months. If we need additional capital to establish our desired market position or for other reasons, there can be no assurance that such capital will be available or will be available on terms that are acceptable to TravelnStore.com. We anticipate that we will not be able to obtain such additional capital from banks or similar financial institutions.

     7. OUR FINANCIAL FORECASTS MAY BE IN ERROR. Our financial forecasts included in this Prospectus are our best estimates of the expected performance based upon assumptions that we believe are reasonable. We can give you no assurance, however, regarding the attainability of the forecasts or the reliability of such assumptions. Certain of the assumptions inevitably will not materialize and unanticipated events will occur for any number of reasons, including the following:

     o Changes in general economic conditions and other factors that affect demand for travel services;

     o    Changes in the travel industry itself;

     o    Changes in our relationships with travel suppliers;

     o Competitive factors including changes in travel services distribution and payment methods; and

     o    The success of TravelnStore.com's operating and growth strategies.

     Therefore, the actual results of operations likely will vary from the forecasts and the variations may be material. The forecasts are included solely to give you information concerning our best estimates of future operating results based upon certain assumptions. We are making no representation that such results will be achieved. Our independent accountants have not compiled or examined these forecasts and are not offering an opinion or any form of assurance of their accuracy. We can give you no assurance that our operating results will in any way approximate these projected results.

     8. WE MAY WANT TO MAKE ACQUISITIONS. We may seek to increase our revenues, expand our markets or increase our products and services in part through the acquisition of existing travel or internet related businesses. Recent experience shows that businesses that operate primarily through an Internet presence may need to acquire or combine with other businesses in order to maintain or enhance market position.

     Acquisitions would expose us to increased risks, including, but not limited to:

     o    Risks associated with assimilating the new operations and personnel;

     o    The diversion of resources from our existing operations;

     o The inability to generate revenues from such new acquisitions sufficient to offset associated acquisition costs;

     o The establishment and maintenance of uniform standards, procedures and policies and the impairment of relationships with employees and customers as a result of the integration of new operations and employees;

     o Additional expenses associated with amortization of acquired intangible assets or potential businesses; and

     o Customer dissatisfaction or performance problems at an acquired company could have an adverse effect on our reputation.

     Decisions regarding acquisitions are the sole prerogative of our management. We will use our best efforts to undertake a thorough due diligence review of any acquisition candidate prior to committing to the acquisition. However, there can be no assurance that businesses we acquire will achieve the anticipated revenues and earnings.

     Should we elect to undertake acquisitions, part or all of the funds utilized for those acquisition(s) may come from funds generated by this Offering. We may elect to use other consideration for acquisitions such as stock and/or other securities. If we issue additional stock or securities to make an acquisition, your share position likely will be diluted.

     There are no assurances that, if we seek to pursue any acquisition, we will be able to assemble the stock, securities or other consideration needed to complete the acquisition. If we are unable to assemble the needed consideration, we may be unable to implement an acquisition strategy. You should not subscribe to this Offering with the expectation that we will be able to grow based upon an acquisition strategy.

     9. WE MUST PROTECT OUR TRADEMARK. We have applied to the U.S. Patent and Trademark Office to register the service marks "TravelnStore" and "TravelnStore.com." We also have registered our Web site "TravelnStore.com." We have not applied to register or otherwise protect either of such marks or our Web site domain name in any country other than the United States. There are no assurances that the applications will be approved and the registrations granted or that any other person will not challenge the registration or attempt to infringe upon our marks.

     10. WE MUST MAINTAIN GOOD INDUSTRY AND CUSTOMER RELATIONS. Our growth is keyed to our relationships with travel consumers, retail travel agencies and travel industry suppliers, such as airlines, hotels and rental car companies. We strive to negotiate and maintain our relationships so that they are secure and long term. However, these relationships and agreements generally are terminable by either party on short notice and without cause. Consequently we cannot guarantee that any particular relationship or agreement will endure for any specific period of time.

     Changes within the travel industry may make our agreements and relationships less attractive in the future as the industry adapts to meet challenges posed by competition and technological advances. In addition, an actual or perceived decline in the quality of travel products and services provided by suppliers could adversely affect our reputation. Diminished demand for the products and services of our travel suppliers could have a material adverse effect on our business, financial condition and operations.

     We may experience loss of contracts, changes in our pricing agreements, commission structures or incentive override arrangements. We may experience restricted access to travel suppliers' products and services.

     11. WE MUST HAVE EFFECTIVE INFORMATION SYSTEMS. We use computer technology to communicate information to, and to provide services for, our customer base. We also use it to communicate with our suppliers, vendors and others with whom we interact. A reliable and effective information system is critical to our operating results. Any system interruptions that result in the unavailability of our online sites or other services could have a material, adverse effect on our business, operating results and financial condition.

RISKS ASSOCIATED WITH OUR BUSINESS

     Our business bridges the travel and online commerce industries. Risks of doing business within the travel industry may be clearly stated in terms of a historical perspective. Risks of operating within the emerging industry of online commerce are not as clear. Our management team and staff have experience in the travel industry. This experience may not be applicable or transferable to the online commerce industry. We will have to be able to quickly recognize and adapt to the changes as they occur in both industries, but particularly in the online commerce industry.

     1.   OUR RISKS ASSOCIATED WITH THE TRAVEL INDUSTRY.

           a. THE TRAVEL INDUSTRY'S HISTORICAL RISKS. There are traditional cycles and fluctuations that can adversely affect the travel industry. Leisure travel is dependent upon personal discretionary spending levels and is sensitive to changes in economic conditions. Travel purchases tend to decline during general economic downturns and recessions. The travel industry is highly susceptible to unforeseen events such as political instability, regional hostilities, fuel price escalation, travel-related accidents and unusual weather patterns. Also, governmental regulations can directly or indirectly increase the cost of travel or influence the way people travel and/or their respective destinations. Any event which results in decreased travel generally would not be good for our business.

           b. EMERGING RISKS WITHIN THE TRAVEL INDUSTRY. The traditional way the travel industry has marketed its products is being challenged on two new fronts. First, there is increasing competition directly from travel service providers, such as airlines, hotels, cruise ships and car rental firms. They are seeking new and innovative ways to market their products directly to the travel consumer via online commerce and by other means. Second, there are emerging internet businesses whose focus is to compete directly with the traditional travel agency by marketing travel products through online commerce. Our core business involves encouraging the travel consumer to patronize retail travel agencies. Any trends that direct consumers away from agency patronage would not be good for our business.

           c. AVAILABILITY OF TRAVEL SERVICES. There is no requirement on the part of the travel service providers to make their services available to visitors to TravelnStore.com. If there were a substantial change in the marketing methodology of a supplier or suppliers, we may not be able to offer their services through our Web site. If this were to happen, it could severely restrict the scope of travel services which could be accessed through TravelnStore.com. This could reduce the volume of our business.

           d. PAYMENTS OF COMMISSIONS AND OVERRIDES. A majority of our projected revenue comes from the payment by travel service providers of commissions and overrides for travel sales. There is no requirement on the part of travel service providers to continue to pay commissions and overrides for travel sales in general and to us specifically. They also may elect to reduce the commission and/or override rates. Airlines have reduced their commission rates dramatically in the past few years. Other travel service providers may also seek to reduce their distribution costs by reducing their commission rates. Reduction in these rates would reduce our income.

           e. SEASONALITY OF THE TRAVEL INDUSTRY. The travel industry experiences seasonality in the demand for travel services. This means that during certain parts of the year travel sales, and particularly leisure travel sales, are reduced. Generally, the months of the year are more productive as people invest in their summer vacations. This seasonality produces fluctuations in the income of all companies in the travel industry to varying degrees. Our company will not be immune to these fluctuations. As the stock price of a public company is often affected by the most recent quarterly results, our stock price may be adversely affected at certain times of the year as the seasonality of the travel industry affects our quarterly results.

     2. OUR RISKS ASSOCIATED WITH THE ONLINE COMMERCE INDUSTRY. The online commerce industry is an emerging industry that is growing and rapidly changing. Like other Internet related businesses, we must be able to develop our business so that it will be profitable. There are few proven online commerce business models which we can emulate.

We also must be able to compete effectively for Internet users. We cannot be successful unless we are able to define an effective business strategy, implement it and continually adapt it as the Internet matures.

MARKET COMPETITION

     1. COMPETITION TO TRADITIONAL RETAIL TRAVEL AGENCIES. Certain emerging internet businesses use the Internet to redirect consumers from traditional travel agencies. Our business uses the Internet to direct consumers to traditional retail travel agencies. While projections of Internet travel sales within the next two years only approach 5% of the volume of travel sales conducted by the 29,000 existing retail travel agencies, this 5% could adversely affect retail travel agencies and our business.

     2. COMPETITION FOR INTERNET USERS. Many of the travel related Web sites on the Internet are owned and operated by companies who are established and better financed than are we. Many have already obtained exclusive agreements with the large portal sites and have already invested considerably in establishing their brand names on the Internet. We must invest in advertising, promotion and establishing any strategic relationships to effectively compete for Internet consumers. We may not be able to compete at a level that will be sufficient to execute our business plan.

     3. COMPETITION WITH TRAVEL SERVICE PROVIDER WEB SITES. Our Web site, TravelnStore.com acts as a navigational site to the proprietary sites of various travel service providers. These sites, to varying degrees, compete for Internet users and for Internet travel sales. If consumers increase their purchases directly from these proprietary Web sites without navigating through TravelnStore.com our business will be adversely affected.

TECHNOLOGY COMPETITION.

     1. RAPID CHANGES IN TECHNOLOGY. The Internet is a rapidly evolving technology. We must keep abreast of this technological evolution. To do so, we must continually improve the performance, features and reliability of our online services and equipment. If we fail to maintain a competitive level of technological expertise we will not be able to compete in our market.

     2. WEB SITE DESIGN. New technologies and the emergence of new industry standards and practices could render our existing online sites and our proprietary technology obsolete. The development of Web sites and related technology entails significant technical and business risks and can require substantial expenditures and lead time. Our success will depend, in part, on our ability to enhance our existing services, to develop new Web site services and technology that address the increasingly sophisticated and varied needs of Internet users.

     3. TIMELY RESPONSE. We must be able to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We can offer no assurance that we will be able to successfully use new technologies effectively or adapt our Web sites in a timely manner to a competitive standard. If we are unable to adapt in a timely manner to changing technology, market conditions or customer requirements we may not be able to successfully compete in our market.

     4. SYSTEM AVAILABILITY. Our business relies on the availability and capacity of both our Internet service provider and the Internet. Any interruptions in the availability of our Web sites may reduce our revenue. If these interruptions are prolonged or repetitive, they could materially and adversely affect our revenue. Interruptions in our services may be beyond our control if they take place on the Internet in general. Any failure by our Internet service provider to maintain our server in an operationally satisfactory manner may reduce our revenue.

     Any significant failure on our part to adapt and compete effectively in the online commerce arena we would likely have a material, adverse affect on our business results of operations and financial position.

     5. WE ARE RELYING ON THE INTERNET. Our business is directing internet consumers to retail travel agents. As such, we are not dependent on the Internet for the sale of our services directly to consumers. Nonetheless, our revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet as an effective medium of commerce by consumers. For us to be successful, these consumers must accept and use new ways of conducting business and exchanging information. Rapid growth in the use of the Internet is a recent phenomenon, and there can be no assurance that a sufficiently broad base of consumers will adopt, and use, the Internet as a medium of commerce, particularly in the travel industry.

     6. WE ARE RELYING ON THE GROWTH OF ONLINE COMMERCE. Generally, demand for recently introduced services and products over the Internet has been subject to a high level of uncertainty and there exist few proven profitable services and products in this relatively new field of commerce. The development of the Internet as a viable, commercial marketplace is subject to a number of factors including continued growth in the number of users, concerns about privacy, continued development of the necessary technological infrastructure and the development and acceptance of complementary products and services. If the internet does not become a viable, commercial marketplace, our business, operating results and financial condition could be materially adversely affected.

     7. GOVERNMENTAL REGULATION OF THE INTERNET COMMERCE AND OTHER ISSUES MAY LIMIT OUR GROWTH. Currently there are few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. Any imposition of access fees could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Web could adversely affect our business.

     8. WE RELY ON THIRD PARTIES FOR OUR WEB SITE OPERATIONS. IF THESE SYSTEMS FAIL, THEY COULD DISRUPT OR DELAY USER TRAFFIC, WHICH COULD IMPAIR OUR BUSINESS. Substantially all of our Web site communications hardware and computer hardware operations are located at Zest.Net's facilities in Ventura, California. Zest.Net provides Web site hosting services. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems and cause interruptions in our services. Computer viruses, electronic break-ins or other similar disruptive problems could result in reduction or termination of our services by our customers or otherwise adversely affect our Web site. Our business could be adversely affected if our systems were affected by any of these occurrences. We currently do not maintain insurance to cover these business risks. We do not presently have a formal disaster recovery plan.

     Our Web site must be able to accommodate a high volume of traffic and deliver frequently updated information. Our Web site has experienced in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web site. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet network infrastructure may not be able to support continued growth. Any of these problems could adversely affect our business.

RISKS ASSOCIATED WITH THIS OFFERING

     1. WE DO NOT HAVE AN UNDERWRITER. We are making this Offering without the benefit of an underwriter. Underwriters typically review a company in great detail as part of their due diligence process. No underwriter has reviewed TravelnStore.com, our management, business plan, operations, financials or competitiveness in our marketplace. Consequently, you must rely solely on your own due diligence and review of such matters and judge the likelihood of our success in our marketplace and opportunity for profitable operation.

     2. THIS IS A "MINIMUM/BEST EFFORTS" OFFERING. We're making this Offering on a minimum/best efforts basis. This means that we must sell a minimum amount of stock but we may not sell all of the stock that is being offered. If we sell only the minimum number of shares, this Offering will only raise sufficient capital for us to operate for twelve (12) months. With only the minimum offering, we may not generate sufficient capital to execute our plan of business at a level that will generate a profit.

     We have set a minimum of $1,200,000 of stock to be sold in this Offering. Until acceptable subscriptions for such minimum amount have been received, all subscriptions will be held in an escrow account. Once deposited, these funds will only be returned to the investor if the minimum amount of $1,200,000 is not subscribed in the 120 day Offering period.

     Investors who subscribe for shares in the earlier stages of the Offering, will assume a greater risk than investors who subscribe for shares later in the Offering as subscriptions approach the maximum level of $5,000,000. This is because as we approach the maximum level we have more promotional and operating capital to use.

     3. WE MUST MARKET THIS OFFERING EFFECTIVELY. In addition to running our business, we also must market this Offering effectively. To do this, we must implement a comprehensive program to make a sufficient number of potential investors aware of this Offering. We must be able to produce and distribute the Offering materials in a cost effective manner. We must establish and maintain an Investor Relations Department. We must comply with all applicable federal and state securities regulations. The success of this Offering is in part dependent upon our ability to implement our plan of distribution. If we are unable to do this, for any reason, we may not be able to raise sufficient capital to implement our business plan.

     4. THE MAXIMUM CAPITAL MAY BE INADEQUATE. Even if we sell all of the shares covered by this Offering and raise the maximum proceeds, such proceeds may be insufficient to implement our business plan to the point that we achieve profitability. There is no guarantee that the funds generated by this Offering will be sufficient to cover operating losses or to address the financial requirements for our growth. (See "Use of Proceeds"). The failure of operating revenues and/or funds from this Offering to meet the expenses associated with our operations and growth, could have a material, adverse impact on our business, our financial condition and your investment.

     5. WE ARBITRARILY DETERMINED THE SHARE PRICE. We arbitrarily set the price of the shares we are offering based upon the amount of capital we wished to raise and the percentage of our Company that we were willing to sell at this point in our development. We established the price of the shares and the value of our Company without independent appraisal. The price has no relationship to book value per share, current earnings or other generally accepted measurement of value. You should only invest if you agree the price we have set is reasonable based upon our prospects.

     6. YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION. The offering price of the Common Stock is substantially higher than the tangible book value per share of the outstanding Common Stock. If you purchase shares in this Offering you will incur immediate and substantial dilution, and our existing stockholders will receive a material increase in the tangible book value per share of their shares of Common Stock. If we sell the maximum number of shares in this Offering, the immediate dilution to new investors will be $9.12 per share or 91.2%.

     7. WE ARE NOT LIMITED IN OUR USE OF PROCEEDS. We are reserving the right to use the proceeds from this Offering in any manner that we deem most effective in executing our business plan. We have set forth in the "Use of Proceeds" section the primary areas of operation in which we expect to use the proceeds. The proportional amounts that we allocate to each area will be determined as we encounter changing circumstances and opportunities. We can make no guarantees that the decisions on allocations will result in profitable operations. If we are unable to allocate our capital effectively, it will adversely affect our business, revenues, profitability and financial condition.

     8. OUR SHARES HAVE NEVER BEEN TRADED PUBLICLY. This is our initial public offering of shares. To this point, there has not been a market for our shares. We cannot give any assurances that a market will develop, or, if such a market should develop, that it will be sustained with sufficient liquidity to permit you to sell your shares at any time. We also cannot give any assurance to you that your shares could ever be sold at or near the offering price, or at all, even in an emergency.

     9. WE DO NOT INTEND TO LIST OUR SHARES ON AN EXCHANGE FOR AT LEAST FOUR MONTHS AFTER THE OFFERING. Because we are directly selling our stock at a fixed price of $10.00 per share, we do not intend to list our stock on any exchange or through the NASDAQ quotation system for secondary trading until such time as we have closed our Offering. This is to maintain an orderly Offering. If you are an early investor in this Offering you may have to hold your stock for several months before a secondary market becomes available to you.

     We do not anticipate applying to list our Common Stock on any exchange or through the Nasdaq quotation system for a period of at least four (4) months after the closing of the Offering for the minimum number of shares. There will be no public market for resale of the Common Stock until the Common Stock is listed on an exchange or quoted through Nasdaq. As we may not be able to close the Offering on the minimum number of shares for up to one hundred twenty (120) days, there may be no secondary trading market for the Common Stock for a period of eight (8) months or more after any investor subscribes for shares.

     There are many requirements by various exchanges which we may or may not be able to meet at the time we wish to list our stock for trading. If we are not able to list our stock, or list our stock on an active exchange or find suitable market maker(s) for our stock, you may be unable to sell your stock at or near your purchase price.

     10. A SECONDARY OFFERING MAY NOT BE AVAILABLE. It is our intent to make a secondary Offering of Common Stock at the time we are ready to list our stock on an exchange. There are several factors relating to our business, our industry, the economy, stock market activity and the growth and position of our company that will determine whether we can successfully make a secondary Offering. We have no control over most of these factors. If we are unable to make a secondary Offering it can substantially affect our ability to list our stock and your ability to sell your stock.

     11. WE DO NOT ANTICIPATE PAYING DIVIDENDS. We do not anticipate paying any cash dividends on shares of Common Stock in the foreseeable future. The future of payment of dividends is directly dependent upon our future earnings, our financial requirements and other factors to be determined from time to time by our management. For the foreseeable future, we anticipate that any earnings which may be generated from our operations, will be used to finance the growth of TravelnStore.com even if our operations are profitable. Our issuance in the future of any shares of Preferred Stock may also effect our ability to pay dividends on the Common Stock. (See, "Dividends" and "Description of Securities")

     12. INVESTING IN STOCKS IS RISKY. Once a market for our shares is established, fluctuations in the stock market can greatly affect the value of our shares irrespective of the performance of our company at any given time. The market price of our stock may be subject to significant fluctuations in response to quarter to quarter variations in our operating results, announcements by us or our competitors of new products, services or technological innovations and other events.

     13. INTERNET RELATED STOCKS HAVE BEEN VERY VOLATILE. Recent stock market activity shows that shares of businesses marketing products or services through the online commerce industry can be subject to greater volatility than those of businesses in more established fields such as manufacturing or traditional forms of sales or services. Accordingly, many analysts caution that stock investments within the online commerce industry, where values have often risen out of proportion to historic price to earnings ratios, should be considered highly speculative and are appropriate only for investors who can bear significant risks.

     14. OUR CURRENT STOCKHOLDERS WILL CONTINUE IN CONTROL. Even if we sell the maximum number of shares covered by this Offering, our current stockholders and our management team will continue to hold approximately 90% of the outstanding Common Stock. This means that they will be able to elect a majority of our Board of Directors and control other actions which require a vote of the stockholders.

GENERAL RISKS

     1. WE ARE SUBJECT TO VARIOUS REGULATIONS. Our Company is subject to governmental regulations that effect how we do business. Our company may be directly affected by existing, or new regulations concerning the travel industry, the Internet, and general business companies with publicly traded securities.

          a. THE TRAVEL INDUSTRY. Certain segments of the travel industry are heavily regulated, domestically by Federal and state governments, and internationally, by foreign governments. Such regulation, directly or indirectly, affects all businesses in the travel industry. Fiscal regulations, mostly in the form of taxes or other fees, are pervasive throughout the travel industry. Any negative impact on the travel industry through existing or new regulations may adversely affect our operations.

          b. THE INTERNET. National, state and local governments are evaluating whether new laws should be enacted to regulate the Internet and online commerce. These new laws and regulations could address issues such as property ownership, sales and other taxes and personal privacy of online customers and users. Furthermore, the growth of online commerce may prompt calls for more stringent consumer protection laws. It is impossible to predict how any such laws and regulations may affect us and our operations. Any such new laws and regulations could have a material adverse effect on our business, operating results and financial condition.

          c. GENERAL BUSINESS. We are subject to regulations applicable to businesses generally. The adoption of any additional laws or regulations may decrease the growth of our company, decrease the demand for our services and increase our cost of doing business. Changes in tax laws also could have a significant adverse effect on our operating results and our financial condition.

          d. SECURITIES REGULATIONS. As a public company, we will be subject to both state and federal securities regulations governing how we structure our debt and equity securities, relate to our investors and present our business to the public. We will assume increased operating costs in regards to accounting, required securities filings and legal matters that a private company does not incur. Any failure on our part to conform to existing regulations may subject us to sanctions and increased compliance costs. New regulations may require us to expend additional time and money to comply. Money that we use complying with these regulations reduces the amount of money we have available to operate and grow our business.

     2. WE MUST MAKE SURE THAT OUR SYSTEMS ARE YEAR 2000 COMPLIANT. We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 problem is pervasive and complex. Virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00." The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. We are reviewing both our information technology and our non-information technology systems to determine which are not year 2000 compliant. We have not made any material expenditures to address the year 2000 problem and we do not anticipate that we will be required to make any such material expenditure in the future.

     We are contacting all of our significant suppliers and service providers to determine the extent to which we are vulnerable to their failure to address the year 2000 problem. Although we do not believe our operations will be significantly disrupted even if third-parties with whom we have relationships are not year 2000 compliant, we can not guaranty that any year 2000 compliance problems of third persons will not adversely affect our business or financial performance. Because uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance, we intend to continue to make efforts to ensure that third-parties with whom we have relationships are year 2000 compliant.

     3. RISK OF LOW-PRICED SECURITIES. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception for any equity security that is quoted on The Nasdaq Stock Market. If the shares of Common Stock offered hereby are removed or delisted from The Nasdaq Stock Market, the security may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transactions prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of purchasers in this offering to sell the Common Stock offered hereby in the secondary market.

     4. COMMON STOCK ELIGIBLE FOR RESALE. Of the 4,700,000 shares of Common Stock presently outstanding, approximately 4,700,000 shares are "restricted securities" and under certain circumstances may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Future sales of such shares will in all likelihood depress the market price of our Common Stock.

     5. PREFERRED STOCK AUTHORIZED. Our Articles of Incorporation authorize the issuance of up to 1,000,000 shares of Preferred Stock, the terms, preferences, rights and restrictions of which may be established by its Board of Directors. Other companies on occasion have issued series of such Preferred Stock with terms, rights, preferences and restrictions that could be considered to discourage other persons from attempting to acquire control of such companies and thereby insulate incumbent management. It is possible we could issue shares of our Preferred Stock for such a purpose. Issuance of the Preferred Stock for such purposes could have a depressant effect on the market value of the Common Stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements," which may include the following:

     o    our business strategy;

     o timing of and plans for the introduction or phase-out of products, services, enhancements;

     o    plans for hiring additional personnel;

     o    entering into strategic alliances; and

     o the adequacy of anticipated sources of funds, including the proceeds from this offering, to fund our operations for at least the 12 months following the date of this prospectus.

     Other statements about our plans, objectives, expectations and intentions contained in this prospectus that are not historical facts may also be forward-looking statements. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements.

                                   DIVIDENDS

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors. No dividends have been paid on the Common Stock and no dividends are anticipated to be paid in the foreseeable future. We intend to retain all earnings to finance the development and expansion of our operations.

     We are authorized to issue shares of Preferred Stock. Any shares of Preferred Stock that are issued may preclude the payment of any dividends on the Common Stock until dividends in a certain amount have been paid on the Preferred Stock. We do not have any present plans to issue any shares of Preferred Stock.

                                 USE OF PROCEEDS

     We estimate that the net proceeds to TravelnStore.com from this offering, after deducting the expenses of the offering, will be $1,095,000, if we raise only the minimum amount, and $4,880,000, if we raise the maximum amount. Such proceeds will be applied substantially as follows.

                                                         APPROXIMATE
                                                        -------------
  APPLICATION OF PROCEEDS                               DOLLAR AMOUNT
  -----------------------                               -------------
                                      Minimum Offering              Maximum Offering
                                      ----------------              ----------------
Enhance and Market Web site             $  540,000                    $3,330,000
Co-host Agency Recruitment                 $75,000                      $250,000
Additional Staff & Management              $80,000                      $285,000
Strategic Relationships                    $50,000                      $250,000
Additional Equipment                       $20,000                       $45,000
Facilities Expansion                       $15,000                       $25,000
Trade Accounts Payable                     $75,000                       $75,000
Working Capital                         $  240,000                    $  620,000
                                       -----------                   -----------
TOTAL                                   $1,095,000                    $4,880,000


     The holders of the Convertible Promissory Notes issued in the private placement commenced January 1, 1999, have the right to require the payment of the Notes prior their due date of December 31, 2000, if the proceeds of this offering exceed $2,000,000. The maximum principal amount of the Notes that could be payable in such event is $225,000. (See, "CERTAIN TRANSACTIONS.")

     The amounts actually expended for such purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and other factors described under "Risk Factors." Accordingly, we will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. We currently have no agreements or commitments with respect to any such acquisitions. Pending such uses, we intend to invest the net proceeds of the offering in investment-grade, interest-bearing securities.

                                    DILUTION

     At December 31, 1998, the pro forma net tangible book deficit of TravelnStore, LLC was ($307,914), or approximately ($0.07) per share of Common Stock based on 4,700,000 shares of Common Stock outstanding. The net tangible book deficit per share represents the amount of TravelnStore.com's total assets less the amount of its intangible assets and liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the maximum net proceeds (estimated to be approximately $4,880,000) from the sale of the shares offered hereby, the pro forma net tangible book value of TravelnStore.com at December 31, 1998, would be $4,572,086, or approximately $0.88 per share of Common Stock. This would result in dilution to the public investors (i.e., the difference between the estimated public offering price per share and the net tangible book value per share after giving effect to this offering) of approximately $9.12 per share. If we receive only the minimum subscription our pro forma net tangible book value would be $787,086, or approximately $0.16 per share, and the public investors would have dilution of $9.84 per share. The following table illustrates the per share dilution:

            Assumed public offering price                        $    10.00

            Pro forma net tangible book deficit per share
                    at December 31, 1998                         $ (307,914)

            Increase in pro forma net tangible book value
                    per share attributable to new investors      $4,880,000

            Pro forma net tangible book value per share
                    after this offering                          $4,572,086

            Dilution of net tangible book value per shares
                    to new investors                             $     9.12

For purposes of this table it is assumed that the offering price will be $10.00 per share.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. Except for historical information contained herein, the discussion in this prospectus contains certain forward-looking statements that involve risks and uncertainties. TravelnStore.com's actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, among others, those discussed below, in "Risk Factors" and elsewhere in this prospectus. TravelnStore. com does not intend to update these forward-looking statements.

OVERVIEW

     TravelnStore.com was founded in July of 1998 as a limited liability company. In March of 1999 it was converted to a California corporation. We created, maintain and promote the TravelnStore.com Web site which acts as a navigational site to the Web sites created by a wide array of travel service providers, such as cruise lines, tour companies, car rental firms, destination resorts and hotel groups. Visitors to the TravelnStore.com Web site can print out Certificates of Value for various travel services to which our site provides links. These Certificates may be redeemed for discounts, upgrades or other premiums designed to encourage the visitor to book a particular travel service. Certificates may be redeemed at any of the 29,000 retail travel agencies the United States. We receive a commission or override from the travel service provider for each Certificate that is redeemed. We also recruit individual travel agencies to co-host our Web site within their market areas. Agencies subscribe for ZIP codes within their market. When a visitor to our Web site logs in from a subscribed ZIP code, that agency is graphically presented as the local TravelnStore.com co-host agency. While Certificates may be redeemed at any agency, a local co-host agency is presented as a preferred redemption location. Using these methodologies, we are able to link the graphic presentation of travel services on the Internet with the existing, retail distribution infrastructure represented by the 29,000 retail travel agencies in the United States.

RESULTS OF OPERATIONS

     The financial statements contained in this Prospectus represent our operations from July 6, 1998 through December 31, 1998. As a new company, a significant portion of our operations pertained to physically constructing our work environment, installing our information systems, designing and testing our Web site and recruiting and training employees. We also designed and structured our marketing program to recruit our co-host agencies and designed and structured a development program to negotiate agreements with various travel service providers to participate in the TravelnStore.com Web site. These activities required the expenditure of $326,356 through December 31, 1998.

     Because the TravelnStore.com Web site is a navigational site to the proprietary sites of various travel service providers, its structure is relatively simple. Consequently, we were able to have the first version operational by November 1, 1998. The launch of the site coincided with the appearance of our first advertisements in the inflight magazines of United Airlines, American Airlines, Delta Airlines, Southwest Airlines, U.S. Airways, Continental Airlines, America West Airlines and TWA. We also promoted the launch of TravelnStore.com by participating in two prestigious trade shows, the ASTA World Congress in Los Angeles and the United States Tour Operators Association show in Las Vegas.

     In September of 1998, in advance of the launch of the site, we were able to initiate recruitment of co-host agencies. Because of the simplicity and compelling concept of our TravelnStore.com Web site, we were able to recruit approximately 100 agencies prior to the launch of the Web site. Travel agencies pay a minimum $60.00 registration fee and a $36.00 quarterly fee to participate as co-host agencies. Pricing for the co-host fees is designed to primarily offset the direct costs of operating the TravelnStore.com Web site. We were pleased that income from co-host agency fees generated $23,128 through December 31, 1998. This reduced our operating loss to $303,228 through December 31, 1998.

     The primary anticipated revenue model is reliant upon the receipt of overrides and commissions through the use of our Certificates of Value. However, we do not anticipate any significant income from the Certificates of Value prior to fourth-quarter, 1999. This is because the overrides and commissions do not become payable until after the related travel service is used by the purchaser. Leisure travel services are often purchased 2 - 6 months in advance of use. Our overrides generally range from 1% to 5% of the total travel purchase and our commissions generally range from 5% to 10% of the total travel purchase.

     As we have been operating for only a short period of time, we do not believe that our experience to date provides a useful model for estimating how much of our future revenues will be used for particular operating and administrative expenses.

SOURCE OF FUNDS

     We have been fortunate to have been able to maintain the integrity of our equity structure by funding TravelnStore.com through a combination of straight debt and convertible debt. Two of the original five members of TravelnStore.com LLC advanced a total of $140,000 prior to December 31, 1998. We also issued six convertible notes totaling $85,000. We anticipate that all six of the convertible notes will convert to equity per the terms of the notes. Subsequent to December 31, 1998 we have issued an additional $225,000 of convertible notes. (See "CERTAIN TRANSACTIONS".)

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have primarily financed our operations through the issuance of debt instruments inclusive of straight notes and convertible notes. At the conclusion of this Offering, assuming we sell the minimum amount of stock to close the offering, we will have approximately $1,095,000 of capital to further our business plan. If we sell the maximum amount of stock allowed in this Offering, we will have approximately $4,880,000 of capital to further our business plan. The majority of capital which we raise over the minimum amount of the Offering will be used to further promote the TravelnStore.com Web site. The accelerated promotion of the Web site should accelerate the growth of our business requiring us to more rapidly expand our physical work environment and add personnel. It is our goal to reach 300,000 visitors to the TravelnStore.com Web site each month. At our minimum funding, we believe we can reach that goal within 12 months. At maximum funding, we believe we can reach our goal considerably sooner.

GOING CONCERN QUALIFICATION IN AUDITORS REPORT

     Our plans are dependent upon our closing of this Offering for no less than $1,200,000. We believe that this will be sufficient to meet our capital requirements for a minimum of twelve months. However, as a development stage Company we have yet to generate sufficient operating revenue to offset our operating losses. To date, we have funded our start-up costs and our operating losses from capital obtained primarily through the issuance of straight and convertible debt instruments. Because we have not raised sufficient capital, prior to this Offering, to provide for our capital needs for a minimum of twelve months, our independent auditors have qualified their report with inclusion of a "Going Concern" statement. The purpose of this Offering is to raise sufficient capital to continue our operations and execute our business plan. To assure that this Offering raises the minimum capital which we believe is necessary to continue operations and execute our business plan we set a minimum of $1,200,000. If we do not reach this goal within 120 days from the effective date of this Offering, all investor funds will the returned without deduction.

YEAR 2000 COMPLIANCE

     Compliance. Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     State of Readiness. We have made a preliminary assessment of the Year 2000 readiness of our operating financial and administrative systems, including the hardware and software that support our systems. We have developed an assessment plan consisting of the following:

     o    quality assurance testing of our internal software;

     o contacting third-party vendors and licensors of material hardware, software and services that are related to the delivery of our services;

     o    assessing repair or replacement requirements; and

     o    implementing repair or replacement.

     Costs. To date, we have not incurred any material expenditures in connection with identifying, evaluating or addressing Year 2000 compliance issues. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, we do not possess the information necessary to estimate the potential costs of revisions to our systems should such revisions be required or of the replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant.

     Risks. We are not currently aware of any Year 2000 compliance problems relating to our systems that would have a material adverse effect on our business, results of operations and financial condition, without taking into account our efforts to avoid or fix such problems. There can be no assurance that we will not discover Year 2000 compliance problems in our systems that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into our material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. Our failure to fix or replace our internally developed systems or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from providing our services, decrease the use of the Internet or prevent users from accessing our Web site, which could have a material adverse effect on our business, results of operations and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standard Board ("FASB") recently issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes to equity (net assets) during a period from non-owner sources. SFAS No. 130 is effective for financial statements for fiscal years beginning after December 15, 1997. To date, TravelnStore.com has not had any transactions that are required to be reported in comprehensive income.

     The FASB recently issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. TravelnStore.com has determined that it does not have any separately reportable business segments.

     The American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. TravelnStore.com does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

                                    BUSINESS

     The following discussion contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believes," "anticipates," "plans," "expects" and similar expressions. Our actual results may differ materially from the results discussed in the forward-looking statements because of factors such as the risks described in "Risk Factors" beginning on page 10.

OUR BUSINESS

     In July, 1998, we commenced operations through TravelnStore, LLC, a California limited liability company. We launched the TravelnStore.com Web site on November 1, 1998. In April, 1999 we completed a merger transaction in which we acquired all of the business, assets and liabilities of TravelnStore, LLC.

INTRODUCTION

     Our founders backgrounds include experience in the retail travel agency industry both at the individual agency level and at the national, multi-agency and consortium level. We believed that if we linked the graphical presentation of travel services on the Internet with the personalized service available from professional, experienced travel agents working in the 29,000 retail travel agencies in the U.S., consumers would receive maximum value in their travel arrangements.

     Studies which have been conducted by national research firms such as Forrester Research and Jupiter Communications have shown that only a relatively small percentage of Internet users actually book travel online. The majority use the Internet to research their planned trips and comparison shop the various travel service providers who offer travel services that meet their needs. Having completed their research and shopping, the majority tend to book with a local travel agent. The more complex or expensive their itinerary, the more likely they are to use the services of a professional travel agent.

     We designed the TravelnStore.com Web Site as a database driven site. This means that the information that we present graphically on the site is generated out of a database of information. This flexibility allows us to add, change and delete information quickly and economically. While we developed the site, we began recruiting travel agencies into our co-host agency program and negotiating with travel service providers to enter into contracts that would pay us commissions and/or overrides for sales of their services generated through our Web Site. We also negotiated with the travel service providers for discounts, gifts or upgrades to be used as incentives for consumers to use a local, retail travel agency to complete their travel service purchase transaction.

OUR CONCEPT

     We created, maintain and promote the TravelnStore.com Web site as a navigational site to the Web sites owned by a wide array of travel service providers, such as cruise lines, tour companies, car rental firms, destination resorts and hotel groups. Visitors to our Web site can print Certificates of Value for travel services of the providers that are linked to our Web site. These Certificates may be redeemed at the local retail travel agency for discounts, upgrades or other premiums designed to encourage the visitor to book a particular travel service. We receive a commission or override from the travel service provider for each Certificate that is redeemed.

     We also recruit individual travel agencies to co-host the TravelnStore.com Web site within their own market areas. Agencies subscribe for their local market ZIP codes so that when a visitor to our Web site logs in from a subscribed ZIP code, that agency is graphically presented as the local co-host agency. While Certificates may be redeemed at any agency, a local co-host agency is presented as a preferred redemption location.

     Using these methodologies, we are able to link the graphic presentation of travel services on the Internet with the existing, retail distribution infrastructure represented by the 29,000 retail travel agencies in the United States.

OUR COMPETITION

     We do not directly sell travel. However, our revenue is derived from travel sales wherein Internet users print and redeem our Certificates of Value at local, retail travel agencies. Consequently, we compete, directly or indirectly, with every other travel services distributor. Because we bridge the online presentation of travel services on the Internet with the brick and mortar physical locations of retail travel agencies, we are competing with both online and offline distribution channels. These channels include not only travel agencies but also direct sales from travel service providers to the public.

     While in the broadest sense, we compete with other travel sales distribution channels, we have not been able to identify a direct competitor for our online services. There is no proprietary nature to our methodologies. We must rely on our first-to-market position and our ability to maintain our first-to-market position as imitators launch competing Web sites.

ONLINE AGENCIES

     Several companies, such as Preview Travel, Microsoft Expedia, and Travelocity, have been established in the last three years to act as online travel agencies. They primarily generate revenue by consumers making their own bookings online by selecting the travel service, creating a record and presenting payment. Through the investment of hundreds of millions of dollars to generate consumer traffic to their Web sites, they sold on average, $250 million in bookings of travel services in 1998.

     To this point in time, none of the online travel agencies have achieved profitability. A major reason for this is that over 80% of the sales which they have generated have been airline tickets averaging about $350 per ticket. Airlines have placed a limit of only $10.00 of commission for each ticket sold. This amount is insufficient to cover their fully loaded transaction costs. Consequently, we do not sell airline tickets. The balance of their bookings have been hotel reservations and car rentals. These usually generate commissions between 5% and 10% of the amount of the bookings which average about $200 for hotel bookings and $150 for car rentals. Less than 3% of their bookings can be classified as higher value and higher commission leisure travel bookings.

     Online travel agencies have had to invest significant capital in creating content for their Web sites. They have also had to design software and hardware to process online bookings and integrate those with the reservation systems used by various travel service providers. In addition they have had to hire, train, equip and manage staff to become travel agents to interact with consumers over the telephone.

OUR DIFFERENCE

     We do not sell travel services directly to customers and therefore have not incurred capital expenditures to set up an online travel agency. Because TravelnStore.com is a navigation site that directs consumers to the proprietary Web sites of various travel service providers, the travel service providers make all of the investment in Web site content. Because TravelnStore.com is a database driven site, we can add, change or delete a travel service provider in a matter of minutes without requiring the skills of a graphic artist or programmer.

     All sales of products or services consist of two major components. The first part is the presentation and consideration of the various attributes of the product or service and the determination by the buyer that the product or service meets their needs. The second is the transactional part of the purchase where money is exchanged for the product or service. In effect, look in the barrel, pick out the apple that is most appealing, take it to the counter, pay for it, have it put in a bag. This presentation/decision, transaction/completion is often bridged by specific questions that the purchaser has for the seller.

The more complex the product or service, the more likely the need for questions and answers. This is true of Internet travel sales as well.

     In the our system, the first part of the purchase is accomplished primarily by the Web sites of the travel service providers. The second part, which includes answering specific questions and the paperwork, is performed by the experienced travel agents in the local, retail travel agencies.

     We think the Internet can be used effectively to graphically present a lot of information on which the user can make a decision about travel. We know that once a person has used the Internet to research their trip, they prefer to use a travel agent to complete their purchase. Our goal is to tie the two together in creative and productive ways.

OUR MARKET CONSTITUENCIES.

To execute our business plan, we must continually expand and strengthen our relationships with our three market constituencies. The three constituencies are as follows.

          a. TRAVEL SERVICE PROVIDERS. Travel service providers include major hotel chains, car rental agencies, cruise ship operators and tour companies. We contract with these travel service providers to receive commissions and/or overrides for travel sales resulting from consumers accessing their proprietary Web sites through our TravelnStore.com Web site. Overrides typically range from 1% to 5% of the total sale. Commissions typically range from 5% to 15% of the total sale. We anticipate that the overrides will average about 2% and the commissions will average about 10%.

     These commissions and override contracts are a standard part of the travel industry. They first came into being approximately 20 years ago as groups of retail travel agencies were assembled into consortiums. These consortiums negotiate with travel service providers for higher commission levels for their member agencies and overrides for themselves based upon the volume of business that is directed by the member agencies to that particular travel service provider. Consortiums range from a few hundred agencies up to a few thousand. Because our Certificates of Value can be redeemed at any of the 29,000 domestic travel agencies, TravelnStore.com is like a cyber consortium with 29,000 physical locations.

     We also negotiate with the travel service providers to underwrite our Certificates of Value. Certificates can be printed directly from our Web site by the consumer. They may represent a discount, an upgrade, or a premium on the services purchased from the travel service providers. Travel service providers provide the value of the Certificate to incentivize the consumer to purchase their services. For example, a consumer might print a Certificate which they may redeem for a two cabin upgrade at the retail agency of their choice. When the consumer uses a Certificate, it places that sale into our consortium contract. In so doing, we receive our negotiated override from that travel service provider.

     A simple example demonstrates the mechanics of this process.

          A consumer accesses several competing travel service providers' Web sites, navigating to those sites using our Web site. After comparison shopping, the consumer selects a two-week stay at a resort hotel and prints out the Certificate for the hotel. The consumer then takes the Certificate to a travel agency. The agency books the hotel stay with the travel service provider. The travel service provider flags its accounting system to pay us the override at the conclusion of the trip. The agency receives the booking or confirmation number from the travel service provider. The agency enters on the Certificate the booking number and the agency identification information. The Certificate is then faxed to us where it is entered into our accounting and tracking system. Because the travel agency has used our Certificate procedure, it is entitled to an enhanced commission from the service provider. When the consumer takes the trip and the commission becomes due, we receive our override.

     One of the reasons that travel service providers have accepted our concept is that they have invested millions of dollars educating, cultivating and motivating retail travel agencies to sell their services. Particularly in the leisure segment of the industry, where products tend to be more complex and more expensive, travel service providers realize that, while the Internet is very good at graphically presenting their services to an unlimited number of consumers, they are sensitive to their competing with their travel agency distribution network by taking bookings directly over the Internet.

     Our concept of bridging the distribution of information using the Internet with the existing transactional infrastructure of the retail agency industry allows travel service providers to enjoy the advantages of the Internet while maintaining and protecting their substantial investments in their retail travel agency distribution networks.

          b. TRAVEL AGENCIES. Our second constituency is the 29,000 domestic, retail travel agencies. It has been speculated that the advent of the Internet purchases of travel services online directly by consumers would have a profound negative effect on retail travel agencies. This does not appear to be the case. It is estimated that in 1998 approximately $2 billion of travel services were booked online. This compares with approximately $135 billion of travel services booked by retail travel agencies. It has been projected that in the year 2000 as much as $7 billion of travel services may be booked online. However, sales by retail agencies should surpass $145 billion in the year 2000. Clearly, retail travel agencies will retain a vast majority of travel sales.

     Our business plan includes retail travel agencies in two important ways. First, retail agencies represent the redemption site for our Certificates of Value. As agencies come to recognize the Certificates and become familiar with our program, we believe that agencies will also use our Web site to generate Certificates for their clients who do not use the Internet. This will expand the scope of our business beyond just those consumers who use our Web site. It is in our best interest to continue to educate a broad section of the retail travel industry to our program through the use of trade publications, trade shows and other marketing initiatives.

     Secondly, the agencies can participate in our Co-host Agency Program. Our Web site is what is called a framed site. This means that as a visitor navigates from one travel service provider site to another, a thin band of information containing the TravelnStore.com logo always remains at the top of the computer screen. This information band contains buttons that allow the visitor to navigate back through our Web site to other travel service provider sites. This band also presents the names, addresses and telephone numbers of our co-host agencies. As a consumer visits the various proprietary sites of travel service providers, the co-host agency is continuously being presented as an immediate contact to purchase whatever travel service the consumer is reviewing.

     Travel agencies join our Co-host Program by subscribing for their local market Zip codes. We usually limit an agency to three Zip codes. When a visitor logs into our Web site, they are asked for a Zip code. If an agency has subscribed that Zip code, then that agency is presented in the navigation band as our local Co-host Agency. This gives an individual travel agency all the market power of TravelnStore.com but is presented only to those consumers who live or work in a physical proximity to that individual travel agency.

     Our Certificate of Value redemption program and our Co-host Agency Program allows us to achieve both a cyber presence on the Internet and a physical presence on Main Street. We believe that, as the use of the Internet as a commerce tool matures, this dual presence will give us additional business opportunities that companies with just an Internet presence will not enjoy.

          c. CONSUMERS. Our third constituency is the consumers who use the Internet to shop and purchase travel services. With annual Internet travel sales estimated at $2 billion, travel became the number one consumer product purchased on the Internet in 1998. While this is a fraction of the $135 billion annually sold by retail travel agencies, it is a significant amount. By example, a 2% override on $2 billion is $40 million. This $2 billion is expected to reach $7 billion in 2000. Clearly, our market is growing at a compound rate. We intend to continue to position TravelnStore.com to take advantage of this growing market.

     Because of the rapid growth of travel sales on the Internet, there have been numerous studies conducted by major research organizations to define the trends in this emerging business. The majority of this research has focused on statistical analyses of what consumers are buying, how they are buying and from whom they are buying. Not surprising, the statistical evidence relating to Internet travel sales reflects the statistical profile of e-commerce in general. Even in the relatively short period of time (three years) that travel sales have been heavily promoted online, some very clear trends have been established.

     In formulating the TravelnStore.com concept of using the Internet for the presentation of travel services and connecting that presentation to the transactional infrastructure of the retail agency industry, we have been able to use these trends to structure our business plan. Following are some of the trends which we believe to be very significant.

     o LOOKS BUT DOES NOT BOOK. E-commerce sites that have tracked their productivity have found that, on average, 2.7% of their site visits actually result in a sale. Further, the more complex or higher valued the product, the lower the purchase percentage. In keeping with these statistical trends, online travel services experience purchase percentages of 1% to 2%. This reflects that a consumer may visit a site multiple times prior to actually completing a transaction.

     o MOST DO NOT PURCHASE ONLINE. In the context of the online travel industry, current statistics show that only 18% of travel site visitors have ever made an online booking. Again, this reflects general e-commerce findings. Reasons given for not booking online are transactional security, which includes credit card fraud, and concern that the product purchased will not be received, the lack of personal attention and advice in relationship to a complex product such as travel, and insecurity on the part of the consumer that they will make a mistake in the selection process or the transaction process.

     o MOST PURCHASE FROM TRAVEL AGENTS. Of the remaining 82% of the visitors that looked but failed to book online, 27% made no bookings, 28% contacted the supplier directly to make a booking and 39% took their business to a travel agency. In general, this indicates that the online looker/off-line booker market is 3.7 times larger than the online booker market. It also indicates that travel agencies continue to get the lion's share of this market.

     o ONLINE BOOKINGS ARE HEAVILY WEIGHTED TO COMMODITY TYPE TRAVEL. Major online travel sites such as Preview Travel, Travelocity and Expedia, report that over 80% of their bookings are for airline tickets with simple itineraries. These tickets average only $350.00 per ticket. Only 3% of their bookings can be classified as leisure travel services, such as cruises and tours. The balance are for short-term car rentals and hotel stays.

     o LEISURE SALES WEIGHTED HEAVILY TO TRAVEL AGENCIES. If only 3% of online bookings represent leisure sales, then the 39% of online lookers who book off-line are more likely booking the higher value and higher commission rate leisure sales with their local travel agent. This follows the general e-commerce profile of higher value, more complex products being researched online but actually purchased off-line.

     While the volume of on-line travel bookings has grown rapidly, the statistics reflect that this growth has been primarily in low value, commodity type bookings and that the retail travel agencies have retained substantially all of the high value, complex leisure bookings.

     Our conclusions are that consumers will increasingly use the Internet to research their travel plans and comparison shop for travel services but that their preference will be to complete their transactions off-line, enjoying the transactional security of dealing with a local business and receiving the advice and expertise of a professional travel agent.

OUR INDUSTRY

GENERAL OVERVIEW

          a. THE INTERNET. Initially, the Internet consisted of a linkage of computers utilized by the U.S. government and certain academic institutions to publish and exchange information and communicate via what is today known as e-mail. Today, the Internet is a collection of computer networks linking millions of public and private computers around the world.

          b. THE WORLDWIDE WEB (www.). While the term Internet refers to the linkage of computers enabling the free flow of information electronically, it is the concept known as the Web which gives the Internet its content. A Web site refers to a program of information developed, maintained and updated by its creator to provide information to others who are able to access the site through the Internet. The term "Internet" has become the inclusive term for both the Worldwide Web and the Internet.

          c. GENERAL INTERNET USAGE TRENDS. Morgan Stanley Research estimates that the number of Internet users will surpass 150 million worldwide by the year 2000. The United States accounts for a significant majority of the users. The growth of the Internet has been facilitated by its ability to offer a more appealing, efficient and less costly means of engaging in and performing a myriad of functions traditionally the province of the telephone, television and postal and courier services. However, the major, driving force behind the explosive growth of the Internet has been the ability of the worldwide computer industry to produce personal computers at a price point that allowed one out of every three U.S. households in 1997 to own a personal computer. It is projected that this will increase to 50% of all U.S. households by the year 2000, 98% of all U.S. households within the next 10 to 20 years.

           d. E-COMMERCE. Our business is to bridge the presentation of travel services on the Internet with the established, physical infrastructure of the traditional retail travel industry. This opportunity has arisen due to the rapid growth of the Internet as a vehicle for commerce in general and travel sales specifically. Commonly called e-commerce, the selling of goods over the Internet is creating new retailing and wholesaling business models in numerous fields. In 1998 the sale of travel services via the Internet became the largest segment of e-commerce, surpassing computers and software.

          e. ONLINE TRAVEL SALES. The travel segment of the e-commerce industry has encountered many of the same challenges faced by other categories of products sold online. We believe that the continued growth and eventual success of e-commerce, inclusive of travel sales, is dependent upon Internet users adjusting to the limitations of e-commerce and the ability of e-commerce companies to realistically assess how they can use the Internet to meet the needs of consumers. There is perhaps no more graphic example of the inherent limitations of e-commerce as a retail tool than in the travel sector wherein consumers use the Internet to gather travel information but choose to book their travel with an agency salesperson knowledgeable in the complexities of travel services.

     We believe that the ability to consummate a transaction for the purchase of many kinds of goods and services is compromised because of the inability of the Internet to provide the advantages of an interactive medium. Consequently, we recognize that the Internet is an excellent medium for the graphic presentation of travel services and that its interactive limitations can be overcome by connecting the online marketing of travel services with the transactional abilities of local, retail travel agents.

E-COMMERCE, THE ONLINE COMMERCE INDUSTRY.

     a. RETAIL SALES COMPARISONS. The sale of goods and services online in the U.S. during 1998 totaled approximately $13 billion. This figure must be considered in light of the fact that overall personal consumption in the U.S. during just the second quarter of 1998 reached an annual rate of $5.13 trillion. While 25% of North American adults are "wired" or technologically capable of purchasing online, only one-fifth of these adults did so in 1997. Most online commerce is actually business to business, which accounted for $8 billion (approximately 62%) of the 1998 sales and is projected to grow to $327 billion in 2002, whereas retail or business to consumer sales totaled $4.8 billion in 1998 (approximately 37%) and is projected to grow more modestly to $17.4 billion in 2002. Breaking down retail sectors, it is estimated that 43% of online sales will be travel related by 2002 with all other sectors accounting for the remaining 57%. This would place the dollar amount of online sales of consumer travel services in the year 2002 in the range of $7.5 billion.

     b. WIRED CONSUMERS AND LOOK TO BOOK RATIOS. There are particularly troubling issues facing the retail sector of the online commerce industry. These issues involve what are known as "wired" customers or travelers and "look to buy or book" ratios.

     Wired customers are those who have Internet access, and, in the case of the travel industry, and who are likely to travel.

     To evaluate the Internet as a retail sales tool, a distinction must be made between customers who purchase online ("buy") or, in the case of travel purchases ("book"), and those who merely visit the Internet ("look") to seek information or comparison shop after which they either make no purchase or book off line. Online retailers who track both lookers and buyers report they average a conversion rate of looker to buyers of only 2.7%. This means that, of 100 shoppers who visit an e-commerce site, less than three actually make a purchase.

     The reasons given for such a low percentage of buyers are credit card security, transactional security, unfamiliarity with anonymous Internet companies, lack of personal attention, inefficiencies in delivery, and inefficiencies in getting questions answered.

     Industry recommendations to increase patronage of e-commerce sites include making Web sites more user friendly, offering discounts as incentives to purchase and, following the lead of the travel industry, rewarding repeat customers for their patronage, such as, in the case of the airlines, frequent flyer miles. As e-commerce develops, the industry must shift its focus from customer acquisition to customer retention.

     The TravelnStore.com concept of presenting information on the Internet, but completing the transaction at a local travel agency directly answers many of the reasons given for not buying online and implements many of the recommendations to incentivize and retain online customers.

THE TRAVEL INDUSTRY

RETAIL TRAVEL INDUSTRY

     a. RETAIL TRAVEL AGENCIES. Historically, individual travel agencies have been classified as commercial travel agencies or leisure travel agencies. Commercial agencies tend to be larger and focus on commercial accounts whose primary travel is for business purposes. Leisure agencies primarily deal with the general public for personal travel needs.

     b. RETAIL AGENCY INDUSTRY PROFILE. The latest U.S. Travel Agency survey reported that the number of retail agencies had declined between 1995 and 1997. However, the survey also showed a 25% annual increase in travel agencies' gross sales from 1995 - 1997. This dramatic increase in sales has occurred despite the competitive threat posed by emerging online travel companies and a host of other factors including reductions in commissions paid by airlines and many initiatives undertaken by travel service providers to do business directly with the travel consumer. Moreover, the number of travel agencies reported as profitable has steadily increased from 71% in 1995 to 73% in 1996 to 76% in 1997.

     The attrition rate for travel agencies is influenced primarily by sales volume. In 1997, for example, 9 out of every 10 agencies with gross sales in excess of $5 million were profitable; a number which fell to eight out of 10 for agencies doing between $2 to $5 million and seven out of 10 for agencies in the $1 to $2 million range. Only six out of 10 agencies selling less than $1 million were profitable.

     Not surprisingly, the greatest attrition has been with the smaller travel agencies. In 1995, for example, 30% of the travel agencies had less than $1 million in sales. While these agencies constituted the largest single category of agencies, they only accounted for 6% of the total retail agency sales. In contrast, in 1997, 19% of the travel agencies had less than $1,000,000 in sales and these agencies accounted for only 3% of the total retail agency sales.

     These figures reflect a strong consolidation trend in the retail travel agency industry. Smaller agencies are disappearing to the benefit of larger agencies. Larger agencies are enjoying increased profitability as their volumes increase. We expect this consolidation to continue and view it as a positive trend.

     c. TRANSITION TO LEISURE TRAVEL. The travel agencies have responded to these challenges by increasing their attention to the sale of the more lucrative leisure and vacation travel. This has been particularly evident in the commercial agency sector as agencies have expanded their leisure travel offerings and targeted their corporate client bases. For example, air travel sales by agencies have dropped as a percentage of gross sales from 61% in 1995 to 56% in 1997, while income from leisure travel sales increased from 49% in 1995 to 51% in 1997.

     In 1997, for the first time since 1974, income from leisure travel sales by agencies exceeded 50% of gross revenues. Agencies typically receive 12% to 20% commission on leisure sales. TravelnStore.com is specifically designed to address the leisure travel market which continues to grow as the baby boom generation matures and uses its discretionary income for travel purchases.

     d. CONSORTIUMS AND FRANCHISES. A recent survey by Travel Weekly showed that in 1997, 54% of all agency locations were affiliated with a leisure oriented consortium. Ten years earlier, in 1987, only 36% of agency locations had such affiliations. In addition, 14% of agencies were affiliated with franchises such as Uniglobe, Carlson Wagonlit Travel and American Express. Consortiums are able to negotiate for travel service providers to pay higher commission levels to their travel agency members.

     In addition to the higher commission levels for the member agencies, the consortium typically receives an override commission based upon the total sales of its member agencies. These overrides typically range between 1% and 5% of gross sales.

     e. BRICK AND MORTAR AGENCY SALES VS. ONLINE TRAVEL SALES. Just as online retail sales compose only a small percentage of overall consumer spending, online travel sales represent only a small portion of overall travel industry gross receipts. For example, travel agents accounted for $126 billion in sales in 1997 whereas online travel sales amounted to only $654 million (approximately 0.5% of total receipts). Just the annual growth in agency sales of 5% or $6.3 billion between 1997 and 1998, is more than three times 1998 total online travel sales gross revenue. Many analysts have pointed out that rumors about the demise of travel agencies in the face of online sales competition are greatly exaggerated.

WHOLESALE TRAVEL INDUSTRY.

     a. TRAVEL SERVICE PROVIDERS. Travel service providers include cruise lines, package tour companies, car rental companies, hotel groups, destination resorts and airlines. The retail travel agency industry has traditionally supplied the major distribution infrastructure for travel service providers. Consequently, travel service providers have invested heavily in cultivating, educating and motivating travel agents to sell their products.

     b. AGENCY COMPETITORS. In most cases, travel service providers also distribute their products directly to consumers. Traditionally this has been accomplished through consumer direct advertising and the use of in-house reservation centers or employees to field in-coming 800# telephone calls. This direct competition has always been a point of contention between travel agencies and travel service providers. Consequently, travel service providers have been judicious in their use of direct consumer marketing, oftentimes referring inquiries first to travel agencies and then to their own reservations staff.

     c. INTERNET MARKETING INITIATIVES. Virtually all types of travel service providers are using online commerce to offer their services. The travel industry has embraced the Internet because it is a perfect medium for the inexpensive distribution of large amounts of information. Because the presentation of travel services has always employed photographs and maps, the graphical nature of the Internet is a perfect fit for the distribution of travel information.

     However, the Internet is not a conversive medium. What is presented is what is presented. To make an inquiry requires the use of email which usually has a long response cycle or the consumer must make a direct telephone call to the travel service provider. Consequently, only very simple travel services can easily be sold online. For this reason, the more complex and expensive leisure travel services continue to be sold by retail travel agencies on a person to person basis.

     d. INTERNET COMPETITION SENSITIVITY. Internet market initiatives by travel service providers have also been burdened by their desire to not appear overly competitive with their existing retail travel agency distribution networks. This is particularly true of leisure travel service providers.

THE EMERGING ONLINE TRAVEL INDUSTRY

     a. MAJOR PLAYERS. The online commerce sector of the travel industry is dominated by three companies, Preview Travel, Travelocity and Expedia.com. Each of these recorded sales of approximately $250 million in 1998. Each of them also lost tens of millions of dollars. Together they share 40% of a market projected to grow to $7 billion in the year 2000. These three companies have rapidly solidified their position of dominance by obtaining so-called "portal" agreements to be the travel service providers for many of the major access sites to the Internet. For example, Preview Travel has portal agreements with AOL.com, Excite.com, Lycos.com and Webcrawler.com, Expedia is paired with Microsoft.com, Infoseek.com and MSN.com and Travelocity links with Yahoo.com and Netscape.com. All told, Web site portals garner over 150 million visits per month by prospective consumers, any of whom, depending upon which site they have accessed, can click directly into Preview, Expedia or Travelocity to make a travel purchase or obtain travel related information.

     b. ONLINE LOSSES. The reasons online travel agencies have incurred substantial losses is that they have substantial expenses. Multi-million dollar costs associated with acquiring and maintaining portal agreements and other advertising and promotional expenses to generate traffic volume to their sites have insured that these large online agencies will not turn a profit in the forseeable future. In addition, they have incurred the expenses of setting up the online agency, acquiring and training travel agents and other significant operating expenses.

     c. ONLINE COMPETITION. Online travel companies must bear the burden of both the competitive factors they share with brick and mortar travel agencies and also the competitive factors unique to the Internet. For example, airlines are encouraging consumers to purchase their tickets from their own Web sites by offering increased frequent flyer miles for online purchases. Further, because over 80% of online travel sales are airline tickets, continued erosion in this segment of the online agency business is magnified as consumers purchase directly from the airlines' Web sites.

     d. ONLINE CONSUMER PROFILES. To gauge the effectiveness of the Internet for travel sales, the industry has measured the patronage of "wired travelers"; U.S. adults with Internet access who have traveled by air in the last year and visited a Web site in the past month. In a recent survey of 500 wired travelers, an independent research firm found that 80% of wired travelers visited at least one Internet travel site, 58% went so far as to check prices and 18% actually booked travel online. Of the 58% who looked but did not book online, 67% bought services later from another source such as a travel agency or from the supplier. What is significant is that 75% of these motivated lookers said they were unlikely to use the Internet to actually purchase travel in the near future. They cited concerns over credit card security (82%), personal privacy (79%) or said they would rather speak with a knowledgeable salesperson (77%).

SUMMARY

Today's travel industry, can be summarized as follows.

     o Sales of all categories of goods and services online represent only a fraction of the total dollar volume of U.S. personal consumption.

     o While over 40% of online retail sales consist of travel products, gross travel sales over the Internet currently represent less than 2% of the sales recorded by travel agents.

     o The vast majority of those who shop on the Internet look but do not buy.

     o Traditional travel agency business is generally strong. Travel agents sold $132 billion of travel services in 1998, up over 30% from 1995.

     o Both traditional travel agencies and online agencies face increasing competition directly from travel service providers.

     o Travel agencies have moved away from lower commission travel services and have focused increased attention on leisure travel.

     Our goal is to structure the TravelnStore.com concept to take aggressive advantage both of the strengths of the Internet and the traditional travel industry. Our concept answers specific needs of both our retail agency and travel service provider constituencies. We believe that by pursuing these advantages we are avoiding the weaknesses exhibited by the online travel agency business of low look to book ratios and reduced commissions.

OUR COMPANY

OUR STRATEGY

     For us to maintain and expand our unique position of linking Internet travel shoppers to local travel agencies, we must continue to grow at an increasing rate. Consequently, the major component of our business plan is our growth strategy. We anticipate that we should be able to grow proportionately to the compound growth rate of Internet usage. Our goal is to exceed that rate by increasing traffic to our Web site by established Internet users.

GROWTH STRATEGY

        As outlined above, our business addresses three constituencies; travel service providers, retail travel agencies and consumers. To grow, we must grow our relationships with these three constituencies. Each of these requires specific marketing strategies. Because these constituencies are interactive, success with each begets additional success with the others. Our Web site provides both a contact point and an interface mechanism for these three constituencies. As the volume of site participants from these three constituencies increases, so will the use of our Certificates of Value. This will result in increased revenues to TravelnStore.com.

                a. TRAVEL SERVICE PROVIDERS. Our smallest constituency is the travel service providers. We have already established contractual and working relationships with many of the major travel service providers. Consequently, continued growth within this constituency will consist primarily of adding the more specialized types of travel service providers or destination specific travel service providers such as all-inclusive resorts.

        Even though we will not be adding a significant number of additional travel service providers, it is important that we continue to mature and expand our relationships with our current travel service providers. This includes our demonstration that our Web site is an increasingly important factor in their overall Internet marketing programs. As our Web site adds value to their online presence, we should be able to negotiate enhanced overrides and Certificates of Value.

        Because travel service providers provide the content for TravelnStore.com and also the incentive of the Certificates of Value, they are a key element in our success.

                b. RETAIL TRAVEL AGENCIES. Continued growth within the retail travel agency constituency will come in the form of additional direct contractual relationships with individual retail agencies to participate as co-host agencies. Presently, over 300 travel agencies have joined as co-host agencies. These agencies receive a guaranteed geographical territory based upon their subscription for their local market Zip codes. We estimate that we may eventually have as many as 2,500 agencies in this program.

        Our Certificates of Value can be redeemed at any of the 29,000 travel agencies in the United States. As Certificates are redeemed, more agencies will become cognizant of our business. Even if an agency does not elect to join our co-host program, that agency can still participate by proactively printing out Certificates of Value for its clients as sales opportunities present themselves. We believe that many agencies will take advantage of the availability of the Certificates of Value to provide additional value to their existing and walk-in clientele. We intend to encourage agencies to use the Certificates of Value for their clients. In so doing, they will be generating income for us that is not dependent upon consumers who are shopping for travel on the Internet.

        Our growth strategy, as it pertains to retail travel agencies, is focused on expanding our co-host agency network and encouraging all agencies to use the Certificates for their existing clientele. Because the retail agency industry is well-established in physical locations with readily available telephone and fax numbers, marketing to travel agencies can be focused as to geography and demographic profile of targeted agencies.

                c. CONSUMERS. The major growth we seek to generate is with the consumer constituency. Regardless of the number of agencies or travel service providers who participate with us, ultimately it is the use of the TravelnStore.com Web site by consumers which will generate our revenue growth. Growth in this constituency will be directly related to the amount of traffic that we can generate to our Web site and how well those visitors accept the opportunities to utilize the Certificates of Value. Advertising online includes using banner ads, sponsorships and direct links and establishing strategic relationships with non-competing, high traffic volume sites.

        The most immediate methodology to generate traffic to the TravelnStore.com site is to employ a comprehensive offline and online advertising program. Funding of this advertising program is the primary use of proceeds of this Offering. Advertising offline in various media, such as in-flight magazines and publications, is designed to communicate to travelers who use the Internet. Online advertising is more directed to Internet users who travel. Both are important segments of the consumer constituency.

        Our goal is to generate 300,000 unique visitors, per month, to our Web site by the end of 1999. Success of our business plan is dependent on consumers using the Certificates of Value as part of their travel purchases. Whatever percentage of visitors to our Web site use the Certificates, the actual number of Certificates used is directly related to the total traffic to the site. Consequently, the main growth challenge that the we face is to generate as much growth in our visitor counts as possible. Fortunately, it has been the experience of most Web sites that given sufficient promotional funds, visitor counts increase proportionately to the amount of money invested in advertising and promoting the site.

MARKETING STRATEGY.

        Our marketing strategy can also be defined within the parameters of our three constituencies. We have already successfully implemented marketing strategies for the solicitation and acquisition of retail agencies to participate in the co-host agency program. We have had a good response to our invitations to agencies to co-host the TravelnStore.com Web site because most agents realize that the Internet presents a good marketing opportunity. Further, travel service providers are investing in the quality and quantity of their proprietary Web sites. Because of this, we have enjoyed a good reception by travel service providers. We are also confident that once consumers become accustomed to using TravelnStore.com to navigate travel sites on the Internet, they will return whenever they have need to purchase travel services.

                a. RETAIL TRAVEL AGENCIES. Central to our strategy is the operation of our co-host agency sales team. Leads for the sales team are generated by a variety of promotional activities, including of the use of broadcast faxes, online advertising on selected Internet travel agency sites, traditional advertising in trade publications, press releases, referrals from affiliated organizations, and direct telephone solicitation. Part of the proceeds from this offering will be directed to expanding the sales team and increasing these promotional activities.

        We will also undertake a major trade publication and broadcast fax marketing program designed to make all agencies aware of the opportunity for agencies to use our Certificates of Value for their non-Internet clientele. This program should increase the awareness of the retail travel industry as to how our Certificate program works and that agencies will receive enhanced commissions on travel sales generated by TravelnStore.com.

                b. TRAVEL SERVICE PROVIDERS. Our marketing to the travel service providers is designed to expand the scope of services and destinations represented on our Web site. We have already participated as an exhibitor in major trade shows to raise the awareness of the travel industry of the TravelnStore.com concept. We will continue to develop new travel service provider relationships as an ongoing strategy to broaden the appeal of our Web site. However, unlike many other travel sites that seek to link to an endless chain of informational sites of both a general and destination specific nature, we will retain our philosophy of only linking to the proprietary sites of travel service providers.

                c. CONSUMERS. The majority of the proceeds from this offering are earmarked for the promotion of our Web site to Internet users. While we will use proven advertising strategies both in off-line publications and in the online communities, we also have some unique strategies to generate new traffic to our Web site and to build site loyalty. A key component of our non-advertising strategies is our Affinity Program. Because our Web site is structured as a database driven site, we are able to identify and track all registered visitors to our Web site. This tracking extends to the eventual travel sales in which a Certificate of Value is used. If the travel service purchaser has been identified as part of a particular group or porting to our Web site from another Web site, we have the capability to pay the group or the Web site a portion of our commission or override.

        Recently we launched THE TRAVELNSTORE.COM AFFINITY PROGRAM (TAP). The goal of TAP is to substantially increase awareness of our Web site and provide incentives for using the site by TAP members. TAP's initial focus is alumni associations of major colleges and universities throughout the United States. Under the TAP alumni program, an academic institution enters into a standard agreement with us wherein our Web site is promoted by the institution in a variety of ways. This includes being featured on the institution's Web site and in campus and alumni publications to encourage those affiliated with the institution to use our Web site for their travel needs. Under our agreement with a specific institution, we remit to the institution a percentage of each commission or override earned by TravelnStore.com as the result of the use of a Certificate of Value by the institution's alumni or supporters.

        While there are almost unlimited opportunities to expand TAP beyond the alumni associations of colleges and universities, we selected such associations for the initial launch of TAP for a number of significant reasons.

        o Alumni associations have one of the highest percentages of Internet users with a high demographic travel profile.

        o Colleges and universities spend a great deal of time and money keeping current with the whereabouts of their alumni. Therefore, their publications have a high probability of reaching those who previously attended the institution.

        o By contracting with academic institutions, TAP facilitates the exposure of our Web site to a substantial number of individuals.

        o We are able to publicize TravelnStore.com to an institution's alumni and resident population efficiently and inexpensively by tagging onto existing programs the institution uses to communicate with its affinity population; e.g. the institution's Web site and campus and alumni newsletters, newspapers and magazines, all of which are targeted to various sectors of the institution's overall current and former population.

        We believe that by the end of 1999 we can have agreements in place promoting our Web site to several million TAP members. We also intend to use a modified model of this program to enter into associate relationships with a wide variety of Internet sites whereby users of those sites porting to our Web site will generate revenue back to the originating Web site through the use of our Certificates.

        Overall, the growth of TravelnStore.com is clearly defined by the requirements of marketing to our three constituencies. Fortunately, each of our constituencies is easily identified and has well-established conduits of contact. With the funding from this offering, we will be able to implement our marketing strategies targeted at each of our constituencies. Provided our efforts are effective, we should experience the growth necessary for our company to be increasingly valuable to its customers, employees and stockholders.

OPERATIONS

        Our operations are reasonably simple. They involve promoting our Web site, providing our Web site and Certificate of Value services to our travel agency and travel service provider constituencies, and accounting for our revenues and expenses. As we do not provide travel services directly to consumers, we avoid the most labor-intensive component of the travel service business.

        Our revenues will come primarily from the commissions and overrides from the travel service providers who honor our Certificates of Value. We anticipate having profitable operations by limiting the labor intensive services that we provide and automating the processing and accounting for our Certificates of Value. While we anticipate high volume use of our Certificates, the dollar amount of each commission and override will be low (the overrides likely will be between 2% and 5% of the cost of the travel service) and we must control the cost of processing each Certificate. As we do not sell travel services directly to consumers, we will avoid the high-cost, labor-intensive services of most existing online travel service companies.

        Our operational costs consist primarily of the following items:

        o The cost of equipping our Web site and providing the bandwidth needed for efficient and user friendly access to our Web site information;

        o The cost of the staff to deal with our customers, the retail travel agencies and the travel service providers;

        o The cost of processing and accounting for our Certificates of Value; and

        o      The cost of promoting our Web site and increasing site traffic.

        Our business model should let us control and minimize these cost components and maximize our profit potential.

        Our equipment costs include primarily the costs of obtaining and maintaining the computer servers and telecommunications equipment required to maintain our Web site. As our Web site is a navigational site through which consumers can access the database Web sites of the travel service providers, we avoid the high equipment costs often associated with Internet e-commerce companies. We have an extremely low cost of content, as the participating travel service providers provide all content. Similarly, as we deliver only our "frame", the bandwidth required for the consumer's efficient review of the available travel services is provided primarily by the Web sites of the participating travel service providers. This means that we can handle significant site traffic with a minimum investment of Webmaster time and a minimum investment in hardware and software. The major function of our Web site is one of client database acquisition and management.

        Similarly, as we do not provide reservation or similar service to the travel consumer, we do not have to invest in the order-processing and confirmation computer hardware and software and other ticketing equipment that is required with these operations.

        Our labor costs will consist primarily of the cost of the staff to perform the following functions:

        o      Processing and accounting for our Certificates of Value;

        o Developing and maintaining our relationships with our travel agency and travel service provider constituencies; and

        o      Promoting our Web site and increasing site traffic.

        As we do not sell travel services directly with consumers, our staff can be compact and focused and we do not have to invest in training our staff on the intricacies of travel services.

        Because of the complexities of travel, companies that sell travel services directly to consumers must have a highly trained, knowledgeable and experienced staff who can efficiently explain the services to the consumer. Companies that sell travel services online, such as Preview Travel, Travelocity and Expedia, must have the same highly trained, knowledgeable and experienced staff. These online companies have had to invest significant capital to equip their operations and to acquire and train a workforce.

        As we do not sell travel services directly to consumers, we have been able to avoid the cost of training our staff in the intricacies of travel and have been able to keep our labor costs low.

        The processing and accounting for our Certificates of Value is primarily a tracking function. We must properly record each Certificate that is sent to us by a travel agent, must monitor our receipt of the commissions and overrides from the travel service providers and must account to the travel agent for any monies due to the agent from the travel service provider. These functions can be automated with existing, off-the-shelf computers software. We do not anticipate having to invest in proprietary hardware or software to handle these functions.

        Through the automation of the processing and accounting for our Certificates of Value, we anticipate that we can profitably operate a high-volume, low-cost service business.

        The costs of developing and maintaining our relationships with the travel agencies and travel service providers can not be accurately predicted. However, we anticipate that these costs can be managed so that they can be covered through the net commissions and overrides realized from our Certificates of Value. We will be facilitating the services provided by both the agencies and the providers and will not be competing with either. As a result, we anticipate that both constituencies will be receptive to our services and that we will not have to invest significant sums in developing proprietary products or services for either constituency.

        Our principal labor cost will be the cost of promoting our Web site and increasing site traffic. This cost is, in a sense, a discretionary cost and is not directly tied to the cost of generating revenues from any particular Certificate of Value. However, our revenues will be directly proportional to the volume of Certificates that are used and such volume should also be proportional to the amount of traffic to our site. We intend to devote substantial resources to this function and anticipate that it will be our primary cost of operations.

        Studies of e-commerce have shown that site traffic is directly related to the amount of promotion of the site. The more potential users who are aware of the site, the greater the site traffic. So long as the site traffic generates profitable operations, the cost of promoting the site can be managed within an overall profitable operation. We anticipate that our processing of each Certificate of Value can be done profitably through automation. Our challenge then becomes one of sufficiently promoting our site to generate increased traffic while keeping the promotional costs within the net profit realized from processing the Certificates.

EXAMPLE OF POTENTIAL OPERATIONAL PERFORMANCE

        The following example illustrates how our business model operates. This is only an example and, because of the changing e-commerce market and the vagaries of travel service in general, likely will not reflect actual operations. The assumptions underlying our example are based on information from various Internet travel industry research and financial reports of other Internet travel sites.

        Research indicates that approximately 67% of on-line travel shoppers eventually book travel offline and that the type of travel that is booked offline is significantly weighted towards more complex leisure travel, such as cruises and tours. For this example we have made the following assumptions.

        This example illustrates the total revenue that might be generated from traffic to our Web site. As the example revenue would be generated from the visitor eventually booking the travel services offline, the example can not be used to illustrate our likely revenue for any particular month. Also, we are developing traffic to our Web site and currently we have several thousand visitors to our Web site each month. We do not anticipate averaging 100,000 visitors per month until at least the fourth quarter of 1999.

o AMOUNT OF AND REVENUE FROM TRAVEL SERVICES BOOKED OFFLINE

               o 67% of the visitors to our Web site will eventually book travel services offline;

               o 10% of the on-line looker/off-line booker visitors to our website will use a certificate of value.

               o The eventual offline bookings will be for the following types of services:

               o      65% for leisure travel at an average value of $2,500;

               o      20% for hotel accommodations at an average value of $200;
                      and

               o      15% for car rentals at an average value of $150;

               o 1.75% is the average net override payable to TravelnStore.com from use of a Certificate; and

               o Our revenues will be proportional regardless of the actual amount of site traffic.

o DIRECT COSTS OF PROCESSING CERTIFICATES OF VALUE

               o      10 minutes of processing time for each Certificate;

               o $30 per hour as the cost of clerical labor to process Certificates;

               o $5 per Certificate as the labor for processing each Certificate;

EXAMPLE:

               o Of 100,000 visitors to our Web site, 67,000 will book travel services offline;

               o Of the 67,000 visitors who book services offline, 6,700 will use a Certificate of Value;

               o Of the 6,700 visitors who use a Certificate of Value, 4,355 (or 65%) will book leisure travel services;

               o Total bookings for leisure travel in which a Certificate is used is $10,887,500 (i.e., 4,355 trips x $2,500 per trip);

               o Total bookings for hotel accommodations in which a Certificate is used is $268,000 (i.e., 1,340 bookings x $200 per booking);

               o Total bookings for car rentals in which a Certificate is used is $150,750 (i.e., 1,005 bookings x $150 per booking);

               o      Total revenues from offline bookings is $11,306,250;

               o Overrides paid to TravelnStore.com from offline bookings is $197,860 (i.e., $11,306,250 x 1.75%); and

               o      Override per visitor is $1.97.

GOVERNMENTAL REGULATIONS

        Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. Although our transmissions originate in California, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising.

        The growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Furthermore, the Federal Trade Commission has recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies. In the event the Federal Trade Commission or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business, results of operations and financial condition could be adversely affected. See "Risk Factors-- Governmental Regulation of the Web."

INTELLECTUAL PROPERTY RIGHTS

        We have filed for registration of the service mark "TravelnStore.com" with the United States Trademark Office. We are the registered owner of the "TravelnStore.com" internet domain name.

        We have not filed for patent protection of any of our technology or business systems with the United States Patent Office or any foreign patent office. We believe that our success will be dependent on our operation of a user-friendly Web site that offers superior services and information. We do not believe that such user-friendly site or superior services and information are dependent on our obtaining and enforcing patent protection for our technology and business systems.

EMPLOYEES

        As of April 30, TravelnStore.com had 12 employees consisting of 4 executive officers, and 8 administrative support personnel. We anticipate that by December 31, 1999, we will have a total of approximately 30 employees consisting of 6 executive officers and 24 administrative and support personnel.

FACILITIES

        Our principal offices are located at 1320 Flynn Road, Suite 402, Camarillo, California 93012. In anticipation of the need for additional space, we executed only a twelve month lease in July of 1998 terminating June 30, 1999. The monthly rental is $1,300. We also lease office space at 900 Avenida Acaso, Suite J, Camarillo, California 93012. This office is approximately three blocks from our principal office and consists of approximately 650 square feet. We rent this office space on a month to month basis for $700 per month. We anticipate that we will require additional office space of approximately 4,500 square feet within the next six months. Office space of this size is readily available in the proximity of our location. We will seek to coincide the acquisition and move-in to the new space concurrently with the expiration of the Flynn Road lease.

LEGAL PROCEEDINGS

        We are not a party to any pending legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

TravelnStore.com's officers and directors and their ages are as follows:

        NAME                        AGE     POSITION
        ----                        ---     --------
        Jim B. Tyner                50      Chairman, Chief Executive Officer and Director
        John R. Toal                60      President, Chief Operating Officer and Director
        Yula Greco                  52      Vice President, Secretary and Director
        Richard Bush                41      Vice  President,   Chief  Financial   Officer  and
                                            Director
        E. Heinz Niederhoff         60      Director

JIM B. TYNER is a co-founder of TravelnStore.com. From 1969 to 1976, he was involved in the brokerage and sale of homes and agricultural investment properties. In 1976, he founded a California licensed, independent escrow company, which he built into a multi-location firm. He sold the escrow company in 1989, having completed over 20,000 real estate transactions. Mr. Tyner purchased two general travel agencies in 1981, which he grew from $600,000 annual sales to $3.5 million in four years. Mr. Tyner sold these agencies in 1985. From 1990 to 1995, Mr. Tyner was involved in real estate development and brokerage, and served as the Managing Partner of 250,000 square feet of office, industrial and commercial buildings. Mr. Tyner founded World Key, Inc. in 1994 as a specialized travel agency for travel to Great Britain. He continues as Chairman of World Key, Inc. Mr. Tyner has been active in community affairs, serving on the Board of Regents of California Lutheran University, as President of the Camarillo Chamber of Commerce, as President of the Ventura County Escrow Association and the Independent Escrow Association and on the Executive Board of the California Escrow Association. Mr. Tyner is a graduate of California Lutheran University.

JOHN R. TOAL is a co-founder of TravelnStore.com and has served as President and Chief Operating Officer of TravelnStore.com since its inception. Prior to joining TravelnStore, Mr. Toal was a Director and President of Impactor Environmental Products, Inc., a publicly held company and the parent company of Environmental Glass, Inc. Prior to his involvement with Impactor Environmental Products, Inc. he served as President of Toal and Associates, a media advertising and design consulting firm, which he founded in 1960. He has lectured at UCLA and other venues on the topics of Advertising and Marketing. He is a graduate of the American Academy of Art in Chicago.

YULA GRECO is a co-founder of TravelnStore.com and has served as Vice President, Controller and Secretary since its inception. She is a co-founder of World Key, Inc. and has served as Controller and Secretary since its founding in 1994. From 1981 to 1989 she served as Controller of Coronado Escrow Inc. and World Key Travel, Inc. From 1989 to 1996 she served as Controller for several real estate partnerships controlled by Jim B. Tyner. She holds a degree in accounting from Ventura Community College.

RICHARD A. BUSH graduated with honors from Indiana University in 1980. He qualified as a Certified Public Accountant in 1980. He spent 10 years with Arthur Andersen & Company. He held the position of Manager, Audit Financial Consulting Practice in its Chicago office. Mr. Bush joined the Aerospace Division of Abex, Inc. as Controller in 1990. He also served as a Co-General Partner, with Mr. Tyner, in several, large commercial real estate syndications. He currently serves as Vice President of Finance of Fairfield Manufacturing Company Inc., a $175 million per year manufacturing company located in West Lafayette, Indiana. He will serve as the interim CFO on a consulting basis until such time as we require a full-time CFO.

E. HEINZ NIEDERHOFF served as a Vice President for Sitmar Cruises from 1976-1979. From 1980 through 1982 he held the position of Vice President, Western U.S., for Kuoni Tours. From 1982 to 1996 he served as President of DER Travel Service, Inc., Los Angeles. DER is a major European tour operator with annual sales in excess of $75 million. At present, he serves as Vice President,

Sales and Marketing for Kemwel Holiday Autos, LLC, one of the largest rental car marketing firms with offices worldwide. He is past Chairman and CEO of the United States Tour Operators Association in 1994/1995.

        We have not established separate Audit, Compensation or other Committees of the Board of Directors. The functions of these Committees presently are being performed by the full Board of Directors. We anticipate appointing such Committees during calendar 1999.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        Our only compensation obligation to any of our Executive Officers is to pay them the salary compensation described below. We have not established any employee benefit or insurance plans or other forms of long-term benefits for any of our Executive Officers or other employees. Accordingly, we have not included a Summary Compensation Table, which would include only the listed salary, and instead have separately described the compensation payable to our Executive Officers. We anticipate that, after the completion of this offer, we may establish one or more employee benefit or insurance plans of the type that would be disclosed in the Summary Compensation Table.

CASH COMPENSATION

        Neither our Chief Executive Officer, President nor any other Executive Officer received or is entitled to receive for either fiscal year 1998 or fiscal year 1999 compensation of $100,000 or more. We have no obligation to pay any Executive Officer any deferred compensation for any period prior to the date of this Prospectus. The compensation payable during fiscal 1999 to our Executive Officers is as follows:

                                              COMPENSATION
NAME & POSITION                               FISCAL 1999
---------------                               ------------
Jim B. Tyner, CEO                               $84,000
John R. Toal, President                         $72,000
Yula Greco, V.P. and Secretary                  $72,000
Richard Bush, CFO                               $48,000

        All of the foregoing compensation is payable as salary. We have no obligation to pay any cash bonuses in fiscal 1999, although we may pay cash bonuses in fiscal 1999 if our performance and the Executive Officer's performance warrant a bonus.

STOCK OPTIONS

        We have not granted any stock options, stock appreciation rights or other stock incentives to any of the Executive Officers. (See, "Principal Stockholders" and "Certain Transactions" for a discussion of the present stock interests of the Executive Officers and Directors.) In the future we may grant stock options, stock appreciation rights and other stock rights to any or all of the Executive Officers. (See, "1999 Equity Incentive Plan.")

EMPLOYMENT AGREEMENTS

        We have not entered into written Employment Agreements with any of the Executive Officers. Accordingly, neither we nor any Executive Officer is obligated to continue the employment of any Executive Officer for any period or any particular period. We anticipate entering into written employment agreements with at least our Chief Executive Officer and our President during fiscal 1999.

DIRECTORS' COMPENSATION

        We do not pay any of the Directors any compensation, whether in cash or other property, for their attendance at any meetings of the Board of Directors. We provide cash reimbursements for each of the Directors for expenses incurred in attending any such meetings. We anticipate that, after the closing of this Offering and depending on our results of operations, we may compensate the non-management Directors for their attendance at such meetings.

STOCK OPTION PLANS

1999 EQUITY INCENTIVE PLAN

        In April 1999, we adopted the 1999 Equity Incentive Plan (the "Plan"). The purposes of the Plan are to provide an additional incentive for directors, employees and consultants to further our growth, development and financial success by personally benefiting through the ownership of our securities, and to enable us to obtain and retain the services of directors, employees and consultants considered essential to our long-term success.

        We have reserved a total of 500,000 shares of Common Stock for issuance under the Plan either upon the exercise of options or as shares of restricted stock. The Plan provides for adjustment in the number of shares of Common Stock covered by the Plan in the event of, among other things, any stock splits or stock dividends and any combinations or reclassifications of our Common Stock.

        Currently the Plan is administered by the Board of Directors, although the Board may appoint a Committee to administer the Plan. The administrator has authority to construe and implement the Plan, to select the individuals eligible for the grant of options and the award of stock, to determine the amount and exercise price of options and other shares to be granted, to impose restrictions on the transferability of the options and shares and to prescribe all other terms and conditions of each option granted under the Plan.

        The administrator may grant options and award shares to our employees, officers, directors, non-employee directors and consultants. As of the date hereof, no employees, Directors or consultants have been granted any options or issued any shares under the Plan nor are they entitled to receive the grant of an option or the award of any shares under the Plan.

        STOCK OPTIONS

        Options granted under the Plan may be incentive stock options or non-statutory stock options for federal and state income tax purposes. Options granted under the Plan are not transferable, except in the event of the Optionee's death, and options may be exercised only within the period prescribed by the administrator. The maximum term of any option is ten (10) years.

        The administrator of the Plan has the discretion to establish the vesting schedule for any options. Generally options will vest at the rate of 20% after each year of employment but, in the event of our merger or reorganization, the administrator may accelerate the vesting of the Options. The administrator may provide that the option will become fully vested on the occurrence of a Change in Control, which would generally include (a) a person's acquisition of 25% or more of our outstanding voting securities; (b) the stockholders' approval of our merger or consolidation with or into another corporation in which our existing stockholders do not own at least 65% of the voting securities of the surviving entity; or (c) over any two (2) year period, a change in the majority of our Board of Directors that is not approved by at least two-thirds (2/3) of the Directors then in office.

        The expiration of any option is accelerated if the optionee's employment, status as a director or consultant terminates for any reason. The option must be exercised within thirty (30) days following such termination, unless the termination is as a result of the optionee's death or disability, in which case the option must be exercised within one (1) year after the date of termination.

        The exercise price of an option is set by the administrator at the time of grant. The option price may not be less than 100% of the fair market value of Common Stock on the date of grant. Payment of the exercise price of an option may be made in whole or in part in the form of cash or our stock (valued at its then fair market value).

        RESTRICTED STOCK

        The administrator may award shares under the Plan on such terms and conditions as it deems appropriate. The shares may be awarded either as a stock bonus for which the recipient shall not be obligated to pay a purchase price or as a stock purchase in which case the recipient shall be obligated to pay a purchase price established by the administrator, which price may be less than the then fair market value of the Common Stock.

        The recipient will be entitled to vote all of the shares immediately upon the award of the shares. The Administrator may provide that the recipient's economic interest in the shares will vest over a period of time; provided that such period shall not be longer than 20% per year over five years.

        In the event of the termination of the stockholder's employment or status as a director or consultant, we shall have the right to repurchase any unvested shares at a price equal to the purchase price paid by the stockholder. The administrator also may provide that, on the occurrence of any such termination, we will have the right to repurchase, at its then fair market value, any vested shares.

        ANTI-TAKEOVER IMPACT OF CHANGE IN CONTROL PROVISION.

        The Plan permits the administrator to accelerate the vesting of any option and any shares on the occurrence of a Change in Control. Such acceleration of vesting could have an anti-takeover effect and could make it more difficult for a third party to acquire TravelnStore.com. We are is not currently discussing or negotiating with any other person regarding the acquisition of TravelnStore.com or any similar transaction that would result in a Change in Control.

        AMENDMENT AND TERMINATION.

        We may amend or terminate the Plan at any time, provided that no outstanding option or shares may be adversely affected without the optionee's or the stockholder's consent. The approval of our stockholders is required only for amendments that increase the number of shares available for issuance under the Plan other than as a result of stock split, recapitalization or other change in our capital structure. The Plan will automatically terminate on December 31, 2009, unless it has previously been terminated; but options and shares then outstanding may be exercised and will remain outstanding until they expire or are terminated in accordance with their terms.

BENEFIT PLANS

        We have not established any pension, profit-sharing, 401(k) or similar benefit plans for our employees. We anticipate that we will establish one or more of such plans after the completion of this Offering. Our provision of such plans may be important in attracting and retaining the employees that we will need to achieve our business plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION

        Our Articles of Incorporation limits the liability of directors to the maximum extent permitted by California law. California law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not California law would permit indemnification.

        We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, including attorneys fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of TravelnStore.com, arising out of such person's services as an director or executive officer of TravelnStore.com, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of TravelnStore.com pursuant to the provisions of our charter documents, California law or the agreements described above, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth the beneficial ownership of our Common Stock as of April 30, 1999 and as adjusted to reflect the sale of the shares of Common Stock offered hereby by:

        o each person or entity who is known by us to beneficially own more than 5% of our outstanding Common Stock;

        o the CEO, each of the named executive officers and each of our directors; and

        o      all executive officers and directors as a group.

        Unless otherwise indicated, the address for each of the named individuals is c/o TravelnStore.com, Inc., 1320 Flynn Road, Suite 402, Camarillo, California 93012. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

        Applicable percentage ownership in the table is based on 4,700,000 shares of Common Stock outstanding as of April 30, 1999 and 5,200,000 shares outstanding immediately following the completion of this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. None of the persons listed below hold any options or other rights to acquire any additional shares of our Common Stock. The outstanding Convertible Promissory Notes are convertible into a total of 240,000 shares of Common Stock. There is one Stock Option outstanding covering a total of 100,000 shares of Common Stock. None of the shares of Common Stock issuable on conversion of such Notes or upon exercise of such Stock Option are deemed outstanding for the purpose of computing the percentage ownership of the persons listed below. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.

EXECUTIVE OFFICERS, DIRECTORS        SHARES BENEFICIALLY OWNED       SHARES BENEFICIALLY OWNED
AND 5% STOCKHOLDERS                      PRIOR TO OFFERING              AFTER THE OFFERING
                                         -----------------              ------------------
                                      NUMBER         PERCENTAGE       NUMBER        PERCENTAGE
                                     ---------       ----------      ---------      ----------
Jim B. Tyner                         1,800,000         38.0%         1,800,000         34.6%
Scanlin 1989 Trust                   1,050,000         22.3%         1,050,000         20.2%
Stevan Saylor                          950,000         20.2%           950,000         18.3%
John R. Toal                           450,000          9.6%           450,000          8.7%
Yula Greco                             450,000          9.6%           450,000          8.7%
Richard Bush                             -0-            0.0%            -0-             0.0%
E. Heinz Niederhoff                      -0-            0.0%            -0-             0.0%
All Executive Officers and
    Directors as a group
   (5 persons)                       2,700,000         57.4%         2,700,000         51.9%


                              CERTAIN TRANSACTIONS

        TravelnStore, LLC, a California limited liability company, was organized on August 18, 1998, and is our predecessor. By a merger of TravelnStore, LLC into us effective as of April 15, 1999, we acquired all of its business, assets and liabilities. In connection with the merger, we issued to the members of the LLC a total of 4,500,000 shares of Common Stock. The members of the LLC had made an aggregate cash contribution to the LLC of $200 in exchange for their membership interests in the LLC. The persons who were the members of the LLC currently hold a majority of our outstanding Common Stock. (See, "PRINCIPAL STOCKHOLDERS.")

        In separate private placements commenced in September 1998 and January 1999, we issued Convertible Promissory Notes (the "Notes") in the aggregate principal amount of $310,000. Each Note has a face value of $15,000, $85,000 of the Notes have a coupon rate of 8% per annum, $225,000 of the Notes have a coupon rate of 6% per annum and is all due and payable on December 31, 2000. Each of the Notes was issued in exchange for cash, the forgiveness of debt or a combination thereof in an amount equal to the principal amount of the Note. Under both placements, the amount payable at December 31, 2000 on maturity of the Notes will depend on whether or not we have affected a registered public offering of our Common Stock. If we have not affected a registered public offering of our Common Stock on or before December 31, 2000, we will be obligated to pay an amount equal to the sum of the entire unpaid principal balance of the Notes, all accrued interest thereon, and a premium equal to $15,000. If we have affected a registered public offering of our Common Stock on or before December 31, 2000, and have raised at least $2,000,000 in such offering, we will be obligated to pay an amount equal to the sum of the entire unpaid principal balance of the Notes, all accrued interest thereon, and a premium equal to $7,500.

        The Notes issued under both placements may be converted into shares of Common Stock following the date on which a registered public offering of our Common Stock is declared effective. For the Notes issued under the placement commenced in September, 1998, the holder may convert the Note into that number of shares of Common Stock determined by dividing the sum of $150,000 by the price at which we issue the shares of Common Stock in the registered offering; provided that the number of shares that are issuable upon such conversion shall be appropriately pro-rated to reflect any partial payments on the Note prior to the date of conversion. For the Notes issued under the placement commenced in January, 1999, the holder may convert the Note into that number of shares of Common Stock determined by dividing the sum of $50,000 by the price at which we issue the shares of Common Stock in the registered offering; provided that the number of shares that are issuable upon such conversion shall be appropriately pro-rated to reflect any partial payments on the Note prior to the date of conversion. In anticipation that the offering price for any shares issued in a registered offering will be $10 per share, we have reserved for issuance on conversion of the Notes a total of 240,000 shares of Common Stock. We will appropriately adjust the number of shares reserved to reflect the actual offering price and the then aggregate amount payable under the Notes.

        In connection with the commencement of our Web site, we conducted a Sweepstakes under which we solicited entries from visitors to our Web site. We granted to a visitor whose name we drew at random from the list of all participating visitors an Option to purchase that number of shares of our Common Stock as is determined by dividing $1,000,000 by the price at which the shares of Common Stock covered by this offering are issued to the public. If the Option is exercised following our public offering of our Common Stock, the Option will have an exercise price of $100.00. If we do not effect a public offering of our Common Stock by December 31, 2000, the Option will expire on December 31, 2000 and we shall pay the holder of the Option $25,000 in cash.

        In connection with our borrowing of a total of $90,000 from two shareholders, we issued to such shareholders, as additional consideration for the loans, a total of 200,000 shares of Common Stock. Two of the Notes issued for a total of $50,000 are due and payable on June 30, 1999, and bear interest at the rate of 10% per annum. One of the Notes issued for $40,000 is due and payable on December 31, 1999, bears interest at the rate of 10% per annum and is convertible at the holder's option into Convertible Notes issued in the September 6, 1998 private placement (which is described above) in the aggregate principal amount of $75,000.

DESCRIPTION OF CAPITAL STOCK

        Upon the closing of this offering, our authorized capital stock will consist of 20,000,000 shares of Common Stock, no par value, and 1,000,000 shares of Preferred Stock, no par value. As of April 30, 1999, there were outstanding 4,700,000 shares of Common Stock held by five stockholders of record and no shares of Preferred Stock. Of the 20,000,000 shares of Common Stock authorized, 500,000 shares are reserved for issuance pursuant to the 1999 Equity Incentive Plan, 160,000 shares are reserved for issuance upon the conversion of outstanding Convertible Notes, 100,000 are reserved for issuance on the outstanding Stock Option, and 500,000 are being offered herein.

COMMON STOCK

        The holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Subject to preferences applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of any funds legally available. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to our Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon the closing of this offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of our Common Stock are subject to the rights of holders of shares of any series of our Preferred Stock which we may designate and issue in the future.

PREFERRED STOCK

        Pursuant to our Articles of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences and privileges of such stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms which could delay or prevent a change in control of TravelnStore.com or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock and may adversely affect the voting and other rights of the holders of Common Stock. Upon the closing of this Offering, there will be no shares of Preferred Stock outstanding, and we do not currently have plans to issue any of our Preferred Stock.

VOTING RIGHTS

        Our Bylaws set forth specific procedures for a stockholder's submission of any matter to be acted upon at any meeting of stockholders.

        o If the stockholder wishes to nominate a person for election as a director, the stockholder must deliver to us notice of the nomination generally not less than thirty (30) days nor more than sixty (60) days prior to the date of the meeting at which Directors are to be elected. The stockholder must include with the notice certain information about the nominee and his or her prior experience.

        o If the stockholder wishes to present any other matter for action the stockholder meeting, the stockholder must deliver to us notice of such matter generally not less than thirty (30) days nor more than sixty (60) days prior to the date of the meeting. The stockholder must include with the notice certain information about the matter to be acted upon and his or her interest in such matter.

CONVERTIBLE NOTES

        We have issued in two private placements Convertible Promissory Notes in the aggregate principal amount of $310,000. Each Note has a face value of $15,000, $85,000 of the Notes have a coupon rate of 8% per annum, $225,000 of the Notes have a coupon rate of 6% per annum and is all due and payable on December 31, 2000. Each of the Notes was issued in exchange for cash, the forgiveness of debt or a combination thereof in an amount equal to the principal amount of the Note. Under both placements, the amount payable at December 31, 2000 on maturity of the Notes will depend on whether or not we have affected a registered public offering of our Common Stock. If we have not affected a registered public offering of our Common Stock on or before December 31, 2000, we will be obligated to pay an amount equal to the sum of the entire unpaid principal balance of the Notes, all accrued interest thereon, and a premium equal to $15,000. If we have affected a registered public offering of our Common Stock on or before December 31, 2000, and have raised at least $2,000,000 in such offering, we will be obligated to pay an amount equal to the sum of the entire unpaid principal balance of the Notes, all accrued interest thereon, and a premium equal to $7,500.

        The Notes issued under both placements may be converted into shares of Common Stock following the date on which a registered public offering of our Common Stock is declared effective. For the Notes issued under the placement commenced September, 1998, the holder may convert the Note into that number of shares of Common Stock determined by dividing the sum of $150,000 by the price at which we issue the shares of Common Stock in the registered offering; provided that the number of shares that are issuable upon such conversion shall be appropriately pro-rated to reflect any partial payments on the Note prior to the date of conversion. For the Notes issued under the placement commenced January, 1999, the holder may convert the Note into that number of shares of Common Stock determined by dividing the sum of $50,000 by the price at which we issue the shares of Common Stock in the registered offering; provided that the number of shares that are issuable upon such conversion shall be appropriately pro-rated to reflect any partial payments by us on the Note prior to the date of conversion. In anticipation that the offering price for any shares issued in a registered offering will be $10 per share, we have reserved for issuance on conversion of the Notes a total of 240,000 shares of our Common Stock. We will appropriately adjust the number of shares reserved to reflect the actual offering price and the then aggregate amount payable under the Notes.

        In connection with our borrowing of a total of $90,000 from two shareholders, we issued to such shareholders, as additional consideration for the loans, a total of 200,000 shares of Common Stock. Two of the Notes issued for a total of $50,000 are due and payable on June 30, 1999, and bear interest at the rate of 10% per annum. One of the Notes issued for $40,000 is due and payable on December 31, 1999, bears interest at the rate of 10% per annum and is convertible at the holder's option into Convertible Notes issued in the September 6, 1998 private placement (which is described above) in the aggregate principal amount of $75,000.

TRANSFER AGENT AND REGISTRAR

        We will not list the shares of Common Stock issued in this offering on any exchange or in the Nasdaq quotation service including after the offering. Until such time as we list our shares of Common Stock on an exchange or in the Nasdaq quotation service, we will act as the transfer agent and registrar for our Common Stock.

                                  UNDERWRITING

        The shares of Common Stock covered by this Offering are being offered directly by us. We have not employed the services of an underwriter to market the shares, although we have reserved the right to employ one or more underwriters and brokers.

        We have established the following procedures for directly offering and selling the shares covered by this Offering.

        o INVESTOR RELATIONS DEPARTMENT. Our Investor Relations Department consists of a Director of Investor Relations and an Investor Relations Associate. The Director and Associate have a comprehensive understanding of TravelnStore.com, our operations, market strategies, and the market in which we compete. The Director and Associate have received specific training about this offering and the rules under which we are making this offering.

        o MARKETING. We intend to use the Internet, direct-mail and traditional media to solicit investors using the following strategies.

        o THE INTERNET. We have established a procedure on our Web site through which a prospective investor may download a copy of this Prospectus and subscribe for shares by following the instructions posted on the Web site. Our Investor Relations Department will follow-up with each person who contacts the Web site to pursue such person's investment in this offering.

        o DIRECT-MAIL. We will use traditional surface mail and email to contact retail travel agencies and travel service providers. We believe that the owners, management and staff of travel agencies and travel service providers are in a position to easily understand our objectives and opportunities. We intend to contact both agencies and providers with whom we have existing relationships and those with whom we do not have relationships.

        o TRADITIONAL MEDIA. We intend to use traditional media both in the form of paid advertisements and press releases to promote the availability of this Offering to potential investors.

        o ESCROW ACCOUNT. To reduce the risk to early investors, we have set a minimum offering amount of $1,200,000. We anticipate that amount will be sufficient to fund our operations for twelve (12) months. Until the minimum subscriptions are received, all funds received from investors will be placed in an escrow account with Santa Barbara Bank & Trust, an FDIC insured commercial bank with more than $50,000,000 in assets. The subscription funds will not be released to us until we have received acceptable subscriptions for at least $1,200,000. If we have not received acceptable subscriptions for at least $1,200,000 by __________, 1999 (i.e., 120 days after the effective date of the offering), the funds will be returned to the investors, without interest. We will not be deemed to have accepted any subscription until we have accepted the subscription in writing and, if appropriate, delivered instructions to the escrow agent to release the funds from escrow. The escrow agreement provides that once the account balance reaches $1,200,000, all funds will be released to us and the escrow account closed. All charges and fees associated with the escrowing of the funds will be paid by us with no deductions or offsets available against the deposited funds.

        Once the minimum amount of $1,200,000 is met all further subscriptions will be directly deposited for use by us.

MINIMUM INVESTMENT

        Each investor must subscribe for at least Two Hundred (200) shares of Common Stock, for a minimum investment of $2,000.

SUITABILITY STANDARDS

        We have determined that investment in the shares of Common Stock covered by this offering is suitable only for persons of adequate financial means who have no need for liquidity with respect to this investment and who can bear the economic risk of loss of their investment. The shares will be sold only to investors who are or whom we reasonably believe satisfy one or more of the standards described below. These suitability standards represent minimum suitability standards for prospective investors. The satisfaction of such standards by a prospective investor does not necessarily mean that the shares are a suitable investment for such prospective investor and does not obligate us to accept any subscription. We may reject subscriptions, in whole or in part, in our absolute discretion.

        We will require each investor to represent in writing, among other things, that (i) either alone or with investor's professional advisors, the investor is capable of evaluating the merits and risks of an investment in the shares and of protecting his or her own interests in connection with the transaction, (ii) the investor is acquiring the shares for his or its own account, for investment only and not with a view toward the resale or distribution thereof, and (iii) the investor meets the suitability standards set forth below.

        Each investor must represent in writing that such investor satisfies one or more of the following:

        (a) if the investor is an individual, either alone or jointly with his or her spouse, one or more of the following:

                (i)     The investor has a net worth of at least $250,000.00; or

                (ii) The investor has a net worth of at least $150,000.00 and had gross income for each of the 1997 and 1998 tax years of at least $50,000.00 and the investor anticipates having at least that level of gross income for the 1999 tax year; or

        (b) if investor is not an individual, that either the entity's total assets exceed $250,000 or that the amount of the investment does not exceed 5% of the entity's total assets.

        We reserve the right, in our sole discretion, to approve or disapprove each investor and to reject subscriptions in whole or in part for any reason.

SUBSCRIPTION PROCEDURE

        An investor who desires to purchase any of the shares offered hereby should do all of the following.

        1. Complete, date, execute, and deliver to us two copies of the Subscription Agreement.

        2. Deliver to us a check payable to "TravelnStore.com Investor Account" in the full amount of the offering price of the shares the investor proposes to purchase.

        Subscriptions will be accepted or rejected in our sole discretion. We reserve the right to reject any subscription in whole or in part. All funds received from investors will be held in an escrow account pending acceptance by us of subscriptions in the amount of at least $1,200,000. Promptly after our acceptance of any subscription, we will issue and deliver to the investors certificates for the shares.

                         SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of the offering, we will have outstanding a total of 5,200,000 shares of Common Stock, assuming the sale of all of the shares covered by this offering. Of these shares, the 500,000 shares offered hereby will be freely tradable without restriction or further registration under the Securities Act 1933, as amended (the "Act"), unless held by "affiliates" of TravelnStore.com, as that term is defined in Rule 144 under the Act ("Rule 144"). The remaining 4,700,000 shares of Common Stock outstanding upon completion of the Offering are "restricted securities" as that term is defined in Rule 144.

        In additions, we have reserved a total of 240,000 shares of Common
Stock for issuance upon conversion of the outstanding Convertible Notes and 100,000 for issuance upon exercise of the outstanding Stock Option. (See, "CERTAIN TRANSACTIONS".) The shares of Common Stock issuable upon such conversion and exercise will be "restricted securities" may be resold upon compliance with the holding period, volume limitations, manner of sale and other provisions of Rule 144. Generally, the holding period for the shares issuable on such conversion or exercise will not begin until the effective date of such conversion or exercise.

        We have not required that the Directors, Executive Officers or any of the holders of the Convertible Promissory Notes enter into Lock-Up Agreements or otherwise agree that, for any particular period from the date of this Prospectus, they will not, without our prior written consent, offer, sell, contract to sell, or otherwise dispose of, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for Common Stock, or grant any options or warrants to purchase Common Stock. We have determined that it is not necessary to so restrict our Directors, Executive Officers or Noteholders as our Common Stock will not be listed for trading on any exchange or in the Nasdaq quotation system. As a result, such shares will be eligible for sale pursuant to Rule 144 subject to the provisions of such rules.

        In general, under Rule 144 as currently in effect, a person (or persons whose stock is aggregated) who has beneficially owned the stock for at least one year (including the holding period of any prior owner except an affiliate from whom such stock was purchased) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares of stock that does not exceed the greater of (a) one percent of the number of shares of Common Stock then outstanding, or (b) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about TravelnStore.com. Persons other than affiliates who have beneficially owned such stock for at least two years are not subject to the notice, manner of sale, volume or public information requirements and may sell such shares immediately following the Offering.

        Prior to the Offering, there has not been any public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices and impair our ability to raise capital through the sale of equity securities.


                                  LEGAL MATTERS

        The legality of our securities offered will be passed on for TravelnStore.com by Reicker, Clough, Pfau & Pyle, LLP, 1421 State Street, Suite B, Santa Barbara, California 93101.

                                     EXPERTS

        The audited financial statements of TravelnStore.com included in this Prospectus and elsewhere in the Registration Statement have been audited by Farber & Hass,, LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 relating to the shares covered by this offering. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to TravelnStore.com and the shares offered hereby, reference is made to such Registration Statement and such exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to TravelnStore.com and the shares, reference is made to the Registration Statement and the exhibits and schedules thereto. You may read any document we file with the Commission at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission also are available to the public from the Commission's Web site at http://www.sec.gov.

        After the completion of this offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected or copied at the Commission's public reference rooms and through the Commission's Web site
(http.//www.sec.gov).

                         INDEX TO FINANCIAL STATEMENTS


                                                                    Page
                                                                    ----
INDEPENDENT AUDITORS' REPORT                                         F-2

FINANCIAL STATEMENTS:

Balance Sheet, December 31, 1998                                     F-3

Statement of Operations
   for the Period July 6, 1998 (Date of
   Inception) to December 31, 1998                                   F-4

Statement of Members' Deficit
   for the Period July 6, 1998 (Date of
   Inception) to December 31, 1998                                   F-5

Statement of Cash Flows
   for the Period July 6, 1998 (Date of
   Inception) to December 31, 1998                                   F-6

Notes to Financial Statements                                        F-7 to F-10


--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT


To Travelnstore LLC:

We have audited the accompanying balance sheet of Travelnstore LLC (the "Company") as of December 31, 1998 and the related statements of operations, members' deficit and cash flows for the period July 6, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of Travelnstore LLC as of December 31, 1998 and the results of its operations and its cash flows for the period July 6, 1998 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has incurred losses from operations since inception, has a working capital deficit of $234,538 and has a members' deficit of $307,914. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



April 27, 1998

TRAVELNSTORE LLC


BALANCE SHEET
DECEMBER 31, 1998
--------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
Cash                                                                  $  18,860
Accounts receivable                                                         185
Due from related party                                                   43,264
                                                                      ---------
Total current assets                                                     62,309
                                                                      ---------

PROPERTY AND EQUIPMENT                                                   18,387
Less accumulated depreciation                                            (1,672)
                                                                      ---------
Property and equipment, net                                              16,715
                                                                      ---------

OTHER ASSETS                                                              2,946
                                                                      ---------
TOTAL ASSETS                                                          $  81,970
                                                                      =========
LIABILITIES AND MEMBERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable                                                      $  74,224
Accrued expenses                                                         14,720
Income taxes payable                                                        889
Notes payable, related parties                                          100,000
Convertible note payable, related party                                  40,000
Due to related party                                                      1,050
Accrued expense, related party                                           46,500
Deferred income                                                          19,464
                                                                      ---------
Total current liabilities                                               296,847
                                                                      ---------

CONVERTIBLE NOTES PAYABLE                                                85,000
                                                                      ---------

OTHER LIABILITIES                                                         8,037
                                                                      ---------

MEMBERS' DEFICIT                                                       (307,914)
                                                                      ---------
TOTAL LIABILITIES AND MEMBERS' DEFICIT                                $  81,970
                                                                      =========

See notes to financial statements.

--------------------------------------------------------------------------------

TRAVELNSTORE LLC


STATEMENT OF OPERATIONS
FOR THE PERIOD JULY 6, 1998 (DATE OF INCEPTION)
TO DECEMBER 31, 1998
--------------------------------------------------------------------------------

SALES                                                                 $  23,128

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                            326,356
                                                                      ---------
LOSS FROM OPERATIONS                                                   (303,228)

OTHER EXPENSE -- Interest Expense                                        (4,086)
                                                                      ---------

LOSS BEFORE PROVISION FOR INCOME TAXES                                 (307,314)

PROVISION FOR INCOME TAXES                                                  800
                                                                      ---------
NET LOSS                                                              $(308,114)
                                                                      =========


See notes to financial statements.


--------------------------------------------------------------------------------

TRAVELNSTORE LLC


STATEMENT OF MEMBERS' DEFICIT
FOR THE PERIOD JULY 6, 1998 (DATE OF INCEPTION)
TO DECEMBER 31, 1998
--------------------------------------------------------------------------------

MEMBERS' EQUITY AT JULY 6, 1998
   (DATE OF INCEPTION)                                                $      -0-

MEMBERS' CAPITAL CONTRIBUTION                                               200

NET LOSS FOR THE PERIOD JULY 6, 1998
   (DATE OF INCEPTION) TO DECEMBER 31, 1998                            (308,114)
                                                                      ---------

MEMBERS' DEFICIT AT DECEMBER 31, 1998                                 $(307,914)
                                                                      =========


See notes to financial statements.


--------------------------------------------------------------------------------

TRAVELNSTORE LLC


STATEMENT OF CASH FLOWS
FOR THE PERIOD JULY 6, 1998 (DATE OF INCEPTION)
TO DECEMBER 31, 1998
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                              $(308,114)
Adjustments to reconcile net loss to net cash
   used by operating activities:
  Depreciation                                                            1,672
   Changes in operating assets and liabilities:
    Accounts receivable                                                    (185)
    Prepaid and other assets                                             (2,946)
    Accounts payable                                                     74,224
    Accrued expenses                                                     15,770
    Income taxes payable                                                    889
     Deferred income                                                     19,464
     Other liabilities                                                    8,037
                                                                      ---------
Net cash used by operating activities                                  (191,189)
                                                                      ---------

CASH FLOWS FROM INVESTING ACTIVITIES -
   Capital expenditures                                                 (18,387)
                                                                      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Note payable borrowings                                                  85,000
Net borrowings from related parties                                      96,736
Accrued expense, related party                                           46,500
Capital Contribution                                                        200
                                                                      ---------
Net cash provided by financing activities                               228,436
                                                                      ---------

NET INCREASE IN CASH                                                     18,860

CASH, JULY 6, 1998 (DATE OF INCEPTION)                                      -0-
                                                                      ---------
CASH, DECEMBER 31, 1998                                               $  18,860
                                                                      =========


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
  Interest                                                            $   4,086
  Income taxes                                                        $     800


See notes to financial statements.


--------------------------------------------------------------------------------

TRAVELNSTORE LLC


NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS - Travelnstore LLC (the "Company") is a provider of a specialized internet website, which acts as a navigational site to other websites owned by an array of travel service providers and agencies.

     CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of advances. The advances are due from a single related party.

     PERVASIVENESS OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     OPERATING SEGMENT INFORMATION - The Company predominantly operates in one industry segment, travel industry websites. Substantially all of the Company's assets and employees are located at the Company's headquarters in Camarillo, California.

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost with depreciation provided over the estimated useful life of 5 years using the straight-line method.

     INCOME TAXES - The Company has elected to be taxed as a Limited Liability Corporation for Federal and California tax purposes. The provision for income taxes represents the California corporate minimum franchise tax.

2.   DUE FROM RELATED PARTY

     The Company makes periodic working capital advances to World Key, Inc., a related party. The advances are repaid when funds are available and are payable upon demand.

3.   PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1998 consists of the following:

     Furniture and fixtures                                                     $  2,764
     Office equipment                                                             15,623
                                                                                --------
     Total property and equipment                                                 18,387
     Less accumulated depreciation                                                (1,672)
                                                                                --------
     Property and equipment, net                                                $ 16,715
                                                                                ========
4.   NOTES PAYABLE - RELATED PARTIES

     Notes payable at December 31, 1998 consists of:

     Two notes ($25,000 each) payable to two members of the LLC; in exchange for marketing services performed; unsecured; payable in full, including interest at 8%, upon the earlier of 1) successful
     Company public stock offering, or 2) June 30, 1999                         $ 50,000

     Two notes ($25,000 each) payable to two members of the LLC; unsecured;
     payable in full on June 30, 1999 with interest at 10%. In addition, each note holder will receive 50,000 shares of the Company's common stock when the Company converts to "C"
     corporation status                                                           50,000
                                                                                --------
     Total                                                                      $100,000
                                                                                ========
5.   CONVERTIBLE NOTE PAYABLE - RELATED PARTIES

     Note payable to a member of the LLC; unsecured; payable in full on
     December 31, 1999 with accrued interest at 10%. In addition, the note holder will receive 100,000 shares of the Company's common stock upon the Company's conversion to "C" corporation status. The note may be converted, at the noteholder's option, into 5 convertible notes issued by the Company during its September 15, 1998
     private placement of convertible notes (Note 6)                            $ 40,000
                                                                                ========

6.   DEFERRED INCOME

     The Company sells a monthly subscription to participating travel agencies. The fee is billed in quarterly installments that allows online bookings through the TravelnStore.com website. During the initial subscription phase, agencies remitted subscription amounts as far as October 2000. Revenues are deferred and amortized on a straight-line basis over the remaining life of the advanced fee subscriptions.

7.   CONVERTIBLE NOTES PAYABLE

     Six notes payable to individuals of various amounts ranging from $7,500 to $15,000; unsecured; payable in full, with interest at 8%, upon the earlier of 1) public sale of registered shares of the Company, or 2)
     December 31, 2000. The notes may be converted into $50,000 of the
     Company's common stock at the time of a successful public stock
     offering                                                                   $ 85,000
                                                                                ========

8.   RELATED PARTY TRANSACTIONS

     In 1998, the Company accrued a management fee of $46,500 payable on demand to World Key, Inc., an affiliate company for common overhead expenses such as rent, utilities and payroll. In addition, the Company conducts transactions in the normal course of business with the affiliate totalling $989 in 1998.

     In 1998, the Company made periodic working capital advances to World Key Inc., a related party (Note 2), in the amount of $76,650 and received repayments of $34,375.

     In December 1998, a member of the LLC made an unsecured working capital loan to the Company in the amount of $1,050. The loan is payable upon demand and bears no interest.

9.   PRIVATE PLACEMENT OFFERING

     On September 15, 1998, the Company initiated a Private Placement Offering for Convertible Notes. Each unsecured note carries a $15,000 face value and an 8% coupon rate maturing December 31, 2000. The notes may be converted to common stock of the Company only upon the public sale of the Company's registered common shares in an underwritten, initial public offering. A maximum of fifteen notes are permitted under this offering of which eleven options were outstanding at December 31, 1998.

10.  SUBSEQUENT EVENTS (UNAUDITED)

     On January 1, 1999, the Company initiated a Private Placement Offering of Convertible Notes. Each note carries a $15,000 face value and a 6% coupon rate maturing December 31, 2000. The notes may be converted to common stock only upon the occurrence of the Company issuing registered shares for sale to the public in an underwritten, initial public offering. The maximum subscription of fifteen notes were sold under this offering, producing total proceeds to the Company of $225,000.

     On January 15, 1999, the Company initiated an Internet Stock Option Sweepstakes. The winner of the sweepstakes was given the option to purchase up to $1,000,000 of Company stock at the public issuing price. Should the Company not make a public offering prior to December 31, 2000, the option may be redeemed for $25,000.

     On February 1, 1999, the Company initiated an Equity Incentive Plan to eligible participants. The maximum shares of stock renewed under this plan is 500,000.

     On April 15, 1999, the Company was acquired by TravelnStore.com, Inc., a California corporation, in exchange for 4,500,000 shares of common stock.

11.  GOING CONCERN

     Management has evaluated the Company's current financial position and its available resources and plans to make a direct public offering (DPO) of the Company's stock during the second quarter of 1999. The Company plans to raise between $1.2 million and $5 million in the offering.


--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 204(a)(10) of the California General Corporation Law (the "GCL") permits corporations to eliminate the liability of a Director to the corporation or its stockholders for monetary damages for breach of the Director's fiduciary duty of care. Our Articles of Incorporation include such a provision eliminating the liability of Directors to the fullest extent permissible under California law. Under the GCL directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

        Our Articles of Incorporation and Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not California law would permit indemnification.

        We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses, including attorneys fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of TravelnStore.com, arising out of such person's services as an director or executive officer of TravelnStore.com, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

        We are not obligated to indemnify the indemnitee with respect to (a) acts, omissions or transactions from which the indemnitee may not be relieved of liability under applicable law, (b) claims initiated or brought voluntarily by the indemnitee and not by way of defense, except in certain situations, (c) proceedings instituted by the indemnitee to enforce the Indemnification Agreements which are not made in good faith or are frivolous, or (d) violations of Section 16(b) of the Securities Exchange Act of 1934 or any similar statute.

        While not requiring the maintenance of directors' and officers' liability insurance, if there is such insurance, the indemnitee must be provided with the maximum coverage afforded to Directors, officers, key employees, agents or fiduciaries if indemnitee is a Director, officer, key employee, agent or fiduciary, respectively. Any award of indemnification to an agent would come directly from our assets, thereby affecting a stockholder's investment.

        These indemnification provisions and the Indemnification Agreements may be broad enough to permit indemnification of our officers and Directors for liabilities (including reimbursement of expenses) arising under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

                 SEC Filing Fee
                 Nasdaq Listing Fees
                 NASD Filing Fee
                 Underwriter's Non-Accountable Expense Allowance
                 Printing Expenses
                 Accounting Fees and Expenses
                 Legal Fees and Expenses
                 Blue Sky Fees and Expenses
                 Registrar and Transfer Agent Fees
                 Miscellaneous
                         Total

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

        CONVERTIBLE PROMISSORY NOTES. In separate private placements commenced in September 1998 and January 1999, we issued Convertible Promissory Notes (the "Notes") in the aggregate principal amount of $310,000. Each Note has a face value of $15,000, $85,000 of the Notes have a coupon rate of 8% per annum $225,000 of the Notes have a coupon rate of 6% per annum, and all of the Notes are due and payable on December 31, 2000. Each of the Notes was issued in exchange for cash, the forgiveness of debt or a combination thereof in an amount equal to the principal amount of the Note. Under both placements, the amount payable at December 31, 2000 on maturity of the Notes will depend on whether or not we have affected a registered public offering of its Common Stock. If we have not affected a registered public offering of its Common Stock on or before December 31, 2000, we will be obligated to pay an amount equal to the sum of the entire unpaid principal balance of the Notes, all accrued interest thereon, and a premium equal to $15,000. If TravelnStore.com has affected a registered public offering of its Common Stock on or before December 31, 2000, and has raised at least $2,000,000 in such offering, TravelnStore.com will be obligated to pay an amount equal to the sum of the entire unpaid principal balance of the Notes, all accrued interest thereon, and a premium equal to $7,500.

        The Notes issued under both placements may be converted into shares of Common Stock following the date on which a registered public offering of Common Stock is declared effective. For the Notes issued under the placement commenced September 6, 1998, the holder may convert the Note into that number of shares of Common Stock determined by dividing the sum of $150,000 by the price at which we issue the shares of Common Stock in the registered offering; provided that the number of shares that are issuable upon such conversion shall be appropriately pro-rated to reflect any partial payments on the Note prior to the date of conversion. For the Notes issued under the private placement commenced January, 1999, the holder may convert the Note into that number of shares of Common Stock determined by dividing the sum of $50,000 by the price at which we issues the shares of Common Stock in the registered offering; provided that the number of shares that are issuable upon such conversion shall be appropriately pro-rated to reflect any partial payments on the Note prior to the date of conversion. In anticipation that the offering price for any shares issued in a registered offering will be $10 per share, we have reserved for issuance on conversion of the Notes a total of 240,000 shares of our Common Stock. We will appropriately adjust the number of shares reserved to reflect the actual offering price and the then aggregate amount payable under the Notes.

        STOCK OPTION. In connection with the commencement of our Web site, we conducted a Sweepstakes under which we solicited entries from visitors to our Web site. We granted to a visitor whose name we drew at random from the list of all participating visitors an Option to purchase that number of shares of our Common Stock as is determined by dividing $1,000,000 by the price at which the shares of Common Stock covered by this offering are issued to the public. If the Option is exercised following our public offering of our Common Stock, the Option will have an exercise price of $100.00. If we do not effect a public offering of our Common Stock by December 31, 2000, the Option will expire on December 31, 2000 and we shall pay the holder of the Option $25,000 in cash.

        DEBT OBLIGATIONS. In connection with our borrowing of a total of $90,000 from two shareholders, we issued to such shareholders, as additional consideration for the loans, a total of 200,000 shares of Common Stock. Two of the Notes issued for a total of $50,000 are due and payable on June 30, 1999, and bear interest at the rate of 10% per annum. One of the Notes issued for $40,000 is due and payable on December 31, 1999, bears interest at the rate of 10% per annum and is convertible at the holder's option into Convertible Notes issued in the September 6, 1998 private placement (which is described above) in the aggregate principal amount of $75,000.

        SHARES OF COMMON STOCK. Effective as of April 15, 1999, we acquired by merger all of the business, assets and liabilities of TravelnStore.com, LLC, a California limited liability company. In such merger we issued a total of 4,500,000 shares of Common Stock to the Members of the LLC.

        TravelnStore.com's issuance of all of the foregoing securities were effected in transactions exempt from registration under Section 4(2) of the Securities Act of 1993 and Regulation D promulgated thereunder.

ITEM 27. EXHIBITS.

        The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

EXHIBIT
NUMBER                DESCRIPTION
--------              -----------
2           Merger Agreement dated April 15, 1999, between TravelnStore.com,
            LLC, a California limited liability company, and TravelnStore.com,
            Inc., a California corporation
3           Charter Documents
            3.1    Articles of Incorporation as filed March 4, 1999*
            3.2    Bylaws*
4           Instruments defining rights of holders
            4.1    Form of Convertible Promissory Note issued September 1998**
            4.2    Form of Convertible Promissory Note issuable January 1999**
            4.3    Subscription Agreement for this Offering*
5           Opinion of Reicker, Clough, Pfau & Pyle, LLP**
10          Material Contracts
            10.1   Escrow Agreement with Santa Barbara Bank & Trust applicable to this Offering**
            10.2   Form of Agency Co-Host Agreement**
            10.3   1999 Equity Incentive Plan*
            10.4   Form of Officer and Director Indemnification Agreement*
            10.5   Consulting Agreement with Donald Scanlin**
            10.6   Consulting Agreement with Steven Saylor**
            10.7   Stock Option granted to Stolzberg*
23          Consents of Experts and Counsel
            23.1   Consent of Reicker, Clough, Pfau & Pyle, LLP (filed as part of Exhibit 5 hereto)**
            23.2   Consent of Farber & Hass, LLP**

*       Filed herewith
**      To be filed by amendment

ITEM 28. UNDERTAKINGS.

        We undertake to provide at the initial closing and each subsequent interim closing of this offering stock certificates in such denominations and registered in such names so as to permit our prompt delivery of the certificates to the investors participating in such closing.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on May 13, 1999.

                             TRAVELNSTORE.COM, INC.

                             By:____________________
                                    Jim B. Tyner, Chief Executive Officer


        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jim B. Tyner, Yula Greco, John Toal and each of them, such person's true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act, which relates to this Registration Statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.


NAME                          TITLE                                                              DATE
----                          -----                                                              ----
                              Chairman  of  the  Board,   Chief  Executive  Officer  and          May 13, 1999
                              Director
--------------------------
Jim B. Tyner

                              President, Chief Operating Officer and Director                     May 13, 1999
--------------------------
John R. Toal

                              Vice President, Secretary and Director                              May 13, 1999
--------------------------
Yula Greco

                              Chief Financial Officer and Director (Principal  Financial          May 13, 1999
                              and Accounting Officer)
--------------------------
Richard Bush

                              Director                                                            May 13, 1999
--------------------------
Heinz Niederhoff
